    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2004

                                                       REGISTRATION NO. 333-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                         LEUCADIA NATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------

             NEW YORK                             6331                            13-2615557
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              -------------------

                         LEUCADIA NATIONAL CORPORATION
                             315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                 (212) 460-1900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOSEPH A. ORLANDO
                         LEUCADIA NATIONAL CORPORATION
                             315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                 (212) 460-1900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              -------------------

                                WITH COPIES TO:
                             ANDREA BERNSTEIN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000
                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If only the securities being registered on this Form are being offered pursuant to dividend or interest revinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              -------------------

                     CALCULATION OF REGISTRATION FEE CHART


                                                                             PROPOSED           PROPOSED
                                                                             MAXIMUM            MAXIMUM
                                                                             OFFERING          AGGREGATE
             TITLE OF EACH CLASS OF                       AMOUNT TO BE         PRICE            OFFERING         AMOUNT OF
          SECURITIES TO BE REGISTERED                      REGISTERED       PER UNIT(1)         PRICE(1)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
3 3/4% Convertible Senior Subordinated Notes Due 2014..   $350,000,000          100%          $350,000,000       $44,345.00
------------------------------------------------------------------------------------------------------------------------------
Common Shares, par value $1.00 per share(3)............      5,079,830           (2)               (2)               (3)
------------------------------------------------------------------------------------------------------------------------------

                                                        (footnotes on next page)

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

________________________________________________________________________________

(footnotes from previous page)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) Represents the maximum number of common shares initially issuable upon conversion of the notes registered hereby. For purposes of estimating the number of common shares to be included in this registration statement upon conversion of the notes, we calculated the number of common shares issuable upon conversion of the notes at the initial conversion price of $68.90, which equals a conversion rate of 14.5138 shares per $1,000 principal amount of the notes. In addition to the common shares set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of common shares issuable upon conversion of the notes by means of adjustment of the conversion price pursuant to the terms of the notes.

(3) Pursuant to Rule 457(i), there is no additional filing fee with respect to the common shares issuable on conversion of the notes because no additional consideration will be received by the registrant.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, NOR IS IT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION DATED AUGUST 10, 2004

PROSPECTUS

                         LEUCADIA NATIONAL CORPORATION
                                [LOGO: LEUCADIA]

                                  $350,000,000
             3 3/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2014

                              -------------------

    We previously issued and sold $350,000,000 aggregate principal amount of 3 3/4% Convertible Senior Subordinated Notes due 2014 in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. The initial purchaser of the notes in that offering resold the notes in reliance on an exemption from registration under Rule 144A under the Securities Act.

    The notes and the common shares into which the notes are convertible may be offered and sold from time to time pursuant to this prospectus by the holders of those securities or by their transferees, pledgees, donees, or successors, all of which we refer to as dealers or agents. If required at the time of a particular offering of securities by a selling security holder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions that will be allowed or reallowed or paid to agents or broker-dealers. The selling security holders will receive all of the net proceeds from the sale of the securities pursuant to this prospectus and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for the payment of other expenses incident to the registration of the securities. The selling security holders and any broker-dealers, agents or underwriters that participate in the distribution of any securities pursuant to this prospectus may be deemed to be 'underwriters' within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be deemed to be underwriting compensation under the Securities Act.

    The notes bear interest at the rate of 3 3/4% per year. Interest on the notes is payable on April 15 and October 15 of each year, beginning October 15, 2004. The notes will mature on April 15, 2014.

    Subject to restrictions on conversion described below, holders may convert the notes into our common shares at any time before their maturity unless we have previously repurchased them. The conversion rate is 14.5138 shares per each $1,000 principal amount of notes, subject to adjustment. This is equivalent to an initial conversion price of $68.90 per share. Our common shares are quoted on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol 'LUK.' On August 9, 2004, the closing price for our common shares on the New York Stock Exchange was $49.52 per share. Notwithstanding the above, a holder of a note may not convert all or any portion of the note into our common shares if and to the extent, and only to the extent, that, as a result of the conversion, under applicable tax law, either any person or group of persons would become the owner of 5% of our capital stock, or the percentage of capital stock of our company owned by an existing 5% owner would be increased.

    The notes are our senior subordinated unsecured obligations and are subordinated in right of payment to all of our existing and future senior indebtedness. The notes rank equally in right of payment to all of our existing and future senior subordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes are effectively subordinated to all existing and future indebtedness of our subsidiaries.

                              -------------------

 INVESTING IN THE NOTES INVOLVES RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 5.

                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                  THE DATE OF THIS PROSPECTUS IS        , 2004

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THOSE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING SECURITY HOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE APPLICABLE DOCUMENT.

                               -------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................   ii
Where You Can Find More Information.........................  iii
Summary.....................................................    1
Risk Factors................................................    5
Use of Proceeds.............................................    8
Ratio of Earnings to Fixed Charges..........................    8
Price of Our Common Shares..................................    8
Dividend Policy.............................................    8
Description of Certain Indebtedness and Other Obligations...    9
Description of Notes........................................   10
Description of Our Capital Stock............................   21
Transfer Restrictions on Our Common Shares..................   21
Certain U.S. Federal Income Tax Consequences................   25
Selling Security Holders....................................   30
Plan of Distribution........................................   35
Legal Matters...............................................   36
Incorporation by Reference..................................   36
Experts.....................................................   37

                              -------------------
    Our logo which appears on the front and back cover page of this prospectus is registered in the United States Patent and Trademark Office.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements contained in or incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.

    Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. The words 'estimates,' 'expects,' 'anticipates,' 'believes,' 'plans,' 'intends' and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

    The factors that could cause actual results to differ materially from those suggested by any of these statements include, but are not limited to, those discussed or identified from time to time in our public filings, including:

      A WORSENING OF GENERAL ECONOMIC AND MARKET CONDITIONS OR INCREASES IN PREVAILING INTEREST RATE LEVELS, which may result in reduced sales of our products and services, lower valuations for our associated companies and investments or a negative impact on the credit quality of our assets;

      CHANGES IN FOREIGN AND DOMESTIC LAWS, REGULATIONS AND TAXES, which may result in higher costs and lower revenue for our businesses, including as a result of unfavorable political and diplomatic developments, currency fluctuations, changes in governmental policies, expropriation, nationalization, confiscation of assets and changes in legislation relating to non-U.S. ownership;

      INCREASED COMPETITION AND CHANGES IN PRICING ENVIRONMENTS, which may result in decreasing revenues and/or margins, increased raw materials costs for our plastics business, loss of market share or significant price erosion;

      CONTINUED INSTABILITY AND UNCERTAINTY IN THE TELECOMMUNICATIONS INDUSTRY, associated with increased competition, aggressive pricing and overcapacity;

      DEPENDENCE ON KEY PERSONNEL, in particular, our Chairman and our President, the loss of whom would severely affect our ability to develop and implement our business strategy;

      INABILITY TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL, which would make it difficult to conduct the businesses of certain of our subsidiaries, including WilTel Communications Group, Inc. and Symphony Health Services, LLC;

      ADVERSE LEGAL AND REGULATORY DEVELOPMENTS THAT MAY AFFECT PARTICULAR BUSINESSES, such as regulatory developments in the telecommunications and healthcare industries, or in the environmental area, which could affect our real estate development activities and telecommunications business, as well as our other operations;

      WEATHER RELATED CONDITIONS AND SIGNIFICANT NATURAL DISASTERS, INCLUDING HURRICANES, TORNADOES, WINDSTORMS, EARTHQUAKES AND HAILSTORMS, which may impact our wineries, real estate holdings and reinsurance operations;

      THE INABILITY TO REINSURE CERTAIN RISKS ECONOMICALLY, which could result in us having to self-insure business risks;

      CHANGES IN U.S. REAL ESTATE MARKETS, including the residential market in Southern California and the commercial market in Washington D.C., which are sensitive to mortgage interest rate levels, and the vacation market in Hawaii;

      ADVERSE ECONOMIC, POLITICAL OR ENVIRONMENTAL DEVELOPMENTS IN SPAIN, which could delay or preclude the issuance of permits necessary to develop our copper mineral rights or which could result in increased costs of bringing the project to completion and increased costs in financing the development of the project;

      THE INABILITY TO OBTAIN THE NECESSARY FINANCING FOR THE LAS CRUCES COPPER MINING PROJECT, which could delay or prevent completion of the project;

      DECREASES IN WORLD WIDE COPPER PRICES, which could adversely affect the commercial viability of our mineral rights in Spain;

      WILTEL'S DEPENDENCE ON A SMALL NUMBER OF SUPPLIERS AND HIGH-VOLUME CUSTOMERS (INCLUDING SBC COMMUNICATIONS INC.), the loss of any of which could adversely affect WilTel's ability to generate operating profits and positive cash flows;

      CHANGES IN TELECOMMUNICATIONS LAWS AND REGULATIONS, which could adversely affect WilTel and its customers through, for example, higher costs, increased competition and a loss of revenue;

      WILTEL'S ABILITY TO ADAPT TO TECHNOLOGICAL DEVELOPMENTS OR CONTINUED OR INCREASED PRICING COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY, which could adversely affect WilTel's ability to generate operating profits and positive cash flows;

      WILTEL'S INABILITY TO GENERATE OPERATING PROFITS AND POSITIVE CASH FLOWS, which could result in a default under WilTel's credit agreement, pursuant to which substantially all of its assets are pledged;

      CURRENT AND FUTURE LEGAL AND ADMINISTRATIVE CLAIMS AND PROCEEDINGS AGAINST WILTEL, which may result in increased costs and diversion of management's attention;

      WILTEL'S ABILITY TO ACQUIRE OR MAINTAIN RIGHTS OF WAY NECESSARY FOR THE OPERATION OF ITS NETWORK, which could require WilTel to find alternate routes or increase WilTel's costs to provide services to its customers;

      CHANGES IN ECONOMIC CONDITIONS INCLUDING THOSE AFFECTING REAL ESTATE AND OTHER COLLATERAL VALUES, the continued financial stability of our borrowers and their ability to make loan principal and interest payments;

      REGIONAL OR GENERAL INCREASES IN THE COST OF LIVING, particularly in the regions in which we have operations or sell our products or services, which may result in lower sales of such products and service; and

      RISKS ASSOCIATED WITH FUTURE ACQUISITIONS AND INVESTMENTS, including changes in the composition of our assets and liabilities through such acquisitions, diversion of management's attention from normal daily operations of the business and insufficient revenues to offset increased expenses associated with acquisitions.

    WE DO NOT HAVE ANY OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Our common shares, 7 3/4% Senior Notes due 2013, 8 1/4% Senior Subordinated Notes due 2005 and 7 7/8% Senior Subordinated Notes due 2006 are listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have filed with the Commission a Registration Statement on Form S-3 with respect to the notes and common shares issuable upon conversion of the notes to be offered and sold by this prospectus. This prospectus, which is a part of the registration statement, omits some of the information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document, we refer you to the relevant exhibit for a more complete description of the matter involved, and each statement is deemed qualified in its entirety to the reference.

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Before making an investment decision, you should carefully read this entire prospectus. Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to 'Leucadia,' 'we,' 'us,' 'our,' 'our company' or 'the company' refer to Leucadia National Corporation, a New York corporation and its direct and indirect subsidiaries.

                                  OUR COMPANY

    We are a diversified holding company engaged in a variety of businesses, including telecommunications, healthcare services, banking and lending, manufacturing, real estate activities, winery operations, development of a copper mine and property and casualty reinsurance. We concentrate on return on investment and cash flow to build long-term shareholder value, rather than emphasizing volume or market share. Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses in order to maximize shareholder value. In identifying possible acquisitions, we tend to seek assets and companies that are troubled or out of favor and, as a result, are selling substantially below the values we believe to be present.

    Our telecommunications operations consist of WilTel Communications Group, Inc., which operates in two segments, Network and Vyvx. Network owns or leases and operates a nationwide inter-city fiber-optic network providing Internet, data, voice and video services. Vyvx transmits audio and video programming over the network and distributes advertising media in physical and electronic form.

    Our healthcare services operations consists of Symphony Health Services, LLC. Symphony is primarily engaged in the provision of physical, occupational, speech and respiratory therapy services.

    Our banking and lending operations have historically consisted of making instalment loans to niche markets primarily funded by customer banking deposits insured by the Federal Deposit Insurance Corporation. We sold substantially all of our loan portfolio during the second quarter of 2004 and are liquidating the remaining business in an orderly and cost efficient manner.

    Our manufacturing operations manufacture and market lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, agriculture, packaging, carpet padding, filtration and consumer products.

    Our domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale.

    Our winery operations consist of Pine Ridge Winery in Napa Valley, California and Archery Summit in the Willamette Valley of Oregon. These wineries primarily produce and sell wines in the luxury segment of the premium table wine market.

    Our copper mine development operations consist of our 72.5% interest in MK Resources Company (formerly MK Gold Company), a publicly traded company listed on the NASD OTC Bulletin Board (Symbol: MKRR).

    Our property and casualty reinsurance business is conducted through our common stock interest in Olympus Re Holdings, Ltd., a Bermuda reinsurance company primarily engaged in the property excess, marine and aviation reinsurance business.

RECENT DEVELOPMENTS

    On July 8, 2004, we filed a notification and report pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Federal Trade Commission and the Department of Justice with respect to acquiring 50% or more of the outstanding common stock of MCI Inc., a telecommunications company (formerly know as WorldCom Inc.). The waiting period expired on August 9, 2004. We cannot assure you that we will acquire control of MCI.

                              -------------------

    Our principal executive offices are located at 315 Park Avenue South, New York, New York 10010. Our telephone number is (212) 460-1900.

                                  THE OFFERING

    The following summary is not intended to be complete. For a more complete description of the terms of the notes, see 'Description of Notes' in this prospectus. All references under the heading 'The Offering' in this summary to 'we,' 'our' or 'us' refer only to Leucadia National Corporation and not to its subsidiaries.

Issuer....................................  Leucadia National Corporation.

Notes Offered.............................  $350,000,000 aggregate principal amount 3 3/4%
                                            Convertible Senior Subordinated Notes due 2014.

Maturity Date.............................  April 15, 2014.

Interest Rate.............................  We will pay interest on the notes at an annual rate of
                                            3 3/4%.

Interest Payment Dates....................  We will make interest payments on the notes semiannually, on each April 15 and October 15, beginning
                                            on October 15, 2004.

Conversion................................  Subject to restrictions on conversion described below, holders may convert the notes into our common shares at
                                            any time before their maturity unless we have previously
                                            repurchased them. The conversion rate is 14.5138 shares
                                            per each $1,000 principal amount of notes, subject to
                                            adjustment. This is equivalent to an initial conversion
                                            price of $68.90 per share. Our common shares are quoted
                                            on the New York Stock Exchange and the Pacific Exchange,
                                            Inc. under the symbol 'LUK.' On August 9, 2004, the
                                            closing price for our common shares on the New York
                                            Stock Exchange was $49.52 per share.

                                            Notwithstanding the above, a holder of a note may not
                                            convert all or any portion of the note into our common
                                            shares if and to the extent, and only to the extent,
                                            that, as a result of the conversion, under applicable
                                            tax law, either any person or group of persons would
                                            become the owner of 5% of our capital stock, or the
                                            percentage of capital stock of our company owned by an
                                            existing 5% owner would be increased. See 'Description
                                            of Notes -- Limitations on Convertibility' and 'Transfer
                                            Restrictions on Our Common Shares.'

Ranking...................................  The notes are our senior subordinated unsecured obligations and are subordinated in right of payment to
                                            all of our existing and future senior indebtedness. The
                                            notes rank equally in right to all of our existing and
                                            future senior subordinated indebtedness and senior in
                                            right of payment to all of our existing and future
                                            subordinated indebtedness. The notes are effectively
                                            subordinated to all existing and future indebtedness of
                                            our subsidiaries. As of June 30, 2004, we had
                                            $475.7 million of senior indebtedness and $390.8 million
                                            of senior subordinated indebtedness, including the
                                            notes. As of June 30, 2004, the notes were effectively
                                            subordinated to approximately $1.5 billion of
                                            indebtedness and other liabilities of our subsidiaries,
                                            including trade payables but excluding intercompany
                                            obligations.

Optional Redemption.......................  The notes are not redeemable at our option prior to maturity.

Mandatory Redemption......................  The notes are not subject to sinking fund payments.

Change of Control Offer...................  If we experience a change of control, each holder of notes will have the right to sell to us all or a portion
                                            of such holder's

                                            notes at 101% of their principal amount, plus accrued
                                            but unpaid interest, if any, to the date of repurchase.
                                            A change of control will occur at the time Ian M.
                                            Cumming, our chairman of the board, and Joseph S.
                                            Steinberg, a director and our president, cease to
                                            beneficially own, in the aggregate, a specified
                                            percentage of our outstanding common shares, coupled in
                                            various circumstances with the notes being rated below
                                            investment grade. See 'Description of
                                            Notes -- Repurchase at Option of Holders Upon a Change
                                            of Control.'

Registration Rights.......................  We have, for the benefit of holders, filed with the SEC a shelf registration statement, of which this prospectus
                                            is a part, covering resales of the notes and the common
                                            shares issuable upon conversion of the notes. We will
                                            use our reasonable best efforts to cause the shelf
                                            registration statement to become effective within 180
                                            days after the date of original issuance and keep such
                                            shelf registration statement effective until the
                                            earliest of (i) the sale pursuant to Rule 144 under the
                                            Securities Act or a shelf registration statement of all
                                            the notes and the shares of common stock issuable upon
                                            conversion of the notes and (ii) the expiration of the
                                            holding period applicable to such securities held by our
                                            non affiliates under Rule 144(k) under the Securities
                                            Act, or any successor provision, subject to certain
                                            permitted exceptions. See 'Description of
                                            Notes -- Registration Rights.'

Book-Entry Form...........................  The notes were issued in book-entry form and are represented by global certificates deposited with, or on
                                            behalf of, The Depositary Trust Company (DTC) and
                                            registered in the name of a nominee of DTC. Beneficial
                                            interests in any of the notes are shown on, and
                                            transfers will be effected only through, records
                                            maintained by DTC or its nominee, and any such interests
                                            may not be exchanged for certificated securities except
                                            in limited circumstances.

Trading...................................  The notes originally sold in private placement transactions are eligible for trading in the PORTAL'sm'
                                            Market of the National Association of Securities
                                            Dealers, Inc. Notes sold using this prospectus, however,
                                            will no longer be eligible for trading in the PORTAL'sm'
                                            Market. We do not intend to list the notes on any other
                                            national securities exchange or in any automated
                                            quotation system.

Listing of our Common Shares..............  Our common shares are listed on the New York Stock
                                            Exchange and the Pacific Exchange, Inc. under the symbol
                                            'LUK.'
Transfer Restrictions on Our Common Shares
  and Limitations on Convertibility.......  In order to protect our significant tax loss carryforwards and other tax attributes, our certificate
                                            of incorporation contains restrictions on the transfer
                                            of our stock and certain of our securities, and the
                                            notes contain a restriction on the amount of our common
                                            shares into which a note may be converted. See 'Transfer
                                            Restrictions on Our Common Shares' and 'Description of
                                            Notes -- Limitations on Convertibility.' The notes
                                            provide that a holder of a note may not convert all or
                                            any

                                            portion of such note into our common shares if and to
                                            the extent, and only to the extent, that, as a result of
                                            such conversion, under applicable tax law, either any
                                            person or group of persons would become the owner of 5%
                                            of our capital stock, or the percentage of capital stock
                                            of our company owned by an existing 5% owner would be
                                            increased. If those circumstances exist, a holder of a
                                            note will be unable to convert all or a portion of its
                                            notes into common shares.

Use of Proceeds...........................  We will not receive any of the proceeds of the sale by the selling security holders of the notes or the common
                                            shares into which the notes may be converted.

Risk Factors..............................  You should read 'Risk Factors' beginning on page 5 of this prospectus so that you understand the risks
                                            associated with an investment in the notes and common
                                            shares.

                                  RISK FACTORS

    In deciding whether to purchase the notes, you should carefully consider the risks described below, as well as other information and data included or incorporated by reference in this prospectus, including under 'Forward-Looking Statements.'

                           RISKS RELATED TO THE NOTES

INCREASED LEVERAGE IN THE FUTURE MAY HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    As of June 30, 2004, we had approximately $1.6 billion of outstanding debt, including the notes. We may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

     a portion of our cash flow from operations will be dedicated to the payment of any interest or amortization required with respect to outstanding indebtedness;

     increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

     depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, general corporate and other purposes may be limited.

    Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which is subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. Our business might not continue to generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

     to seek additional financing in the debt or equity markets;

     to refinance or restructure all or a portion of our indebtedness, including the notes offered by this offering circular; or

     to sell selected assets.

    Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets may not be available on commercially reasonable terms, or at all.

THE NOTES ARE UNSECURED AND SUBORDINATED AND THERE ARE NO FINANCIAL COVENANTS IN THE INDENTURE.

    The notes are unsecured and are subordinated in right of payment to all of our existing and future senior indebtedness. As of June 30, 2004, we had $475.7 million of senior indebtedness. The notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries. As of June 30, 2004, the notes were effectively subordinated to approximately $1.5 billion of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all senior indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. In addition, we will not make any payments on the notes in the event of payment defaults on our senior indebtedness.

    The indenture governing the notes does not restrict the incurrence of senior indebtedness or other debt by us or our subsidiaries. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

OUR DEPENDENCE ON OUR SUBSIDIARIES FOR CASH FLOW MAY NEGATIVELY AFFECT OUR BUSINESS AND OUR ABILITY TO PAY THE PRINCIPAL, INTEREST AND OTHER AMOUNTS DUE ON THE NOTES.

    We conduct substantially all of our business through our subsidiaries. Our ability to meet our cash obligations in the future will be dependent upon the ability of our subsidiaries to make cash distributions to us. The ability of our subsidiaries to make these distributions is and will continue to be restricted by, among other limitations, applicable provisions of governing law and contractual provisions. The indenture governing the notes does not limit the ability of our subsidiaries to agree to contractual restrictions in the future.

YOU WILL BE UNABLE TO CONVERT ALL OR A PORTION OF YOUR NOTES INTO COMMON SHARES UNDER CERTAIN CIRCUMSTANCES.

    In order to protect our significant tax loss carryforwards and other tax attributes, the indenture governing the notes will contain a restriction on the amount of our common shares into which a note may be converted. As a result, the notes will provide that a holder of a note may not convert all or any portion of such note into our common shares if and to the extent, and only to the extent, that, as a result of such conversion, under applicable tax law, either any person or group of persons would become the owner of 5% of our capital stock, or the percentage of capital stock of our company owned by an existing 5% owner would be increased. If those circumstances exist, a holder of a note will be unable to convert all or a portion of its notes into common shares.

WE MAY NOT HAVE SUFFICIENT CASH TO PURCHASE THE NOTES, IF REQUIRED, UPON A CHANGE OF CONTROL.

    You may require us to purchase all or any portion of your notes upon the occurrence of a change of control, as that term is defined in this prospectus. We may not have sufficient cash funds to purchase the notes upon such a change of control. Although there are currently no restrictions on our ability to repurchase the notes, future debt agreements may prohibit us from repurchasing the notes, unless we were to obtain a waiver or refinance such debt. If we were unable to obtain a waiver or refinance we would be prohibited from purchasing the notes. If we were unable to purchase the notes upon a change of control, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then existing debt. Moreover, the occurrence of the change of control may be an event of default under our other debt. As a result, we could be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

    There is no established trading market for the notes. Although the initial purchaser of the notes has advised us that it intends to make a market in the notes, it is not obligated to do so. The initial purchaser could stop making a market at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last. We do not intend to apply for listing of the notes on any securities exchange or other stock market.

    If a market were to develop, the notes could trade at prices that may be lower than their initial offering price depending on many factors, including the market price of our common shares into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities.

WE EXPECT THAT THE TRADING VALUE OF THE NOTES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON SHARES.

    The market price of the notes is expected to be significantly affected by the market price of our common shares. This may result in greater volatility in the trading value of the notes than would be expected for any non-convertible debt securities we may issue.

                       RISKS RELATED TO OUR COMMON SHARES

CONVERSION OF THE NOTES WILL DILUTE THE OWNERSHIP INTEREST OF EXISTING SHAREHOLDERS.

    The conversion of notes into our common shares will dilute the ownership interests of existing shareholders. Any sales in the public market of the common shares issuable upon conversion of the notes could adversely affect prevailing market prices of our common shares. In addition, the existence of the notes may encourage short selling by market participants due to this dilution or facilitate trading strategies involving the notes and our common shares.

THE VALUE OF THE CONVERSION RIGHT ASSOCIATED WITH THE NOTES MAY BE SUBSTANTIALLY LESSENED OR ELIMINATED IF WE ARE PARTY TO A MERGER, CONSOLIDATION OR OTHER SIMILAR TRANSACTION.

    If we are party to a consolidation, merger or binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common shares are converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into our common shares will be changed into a right to convert the note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its note immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger, each note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

FUTURE SALES OF OUR COMMON SHARES IN THE PUBLIC MARKET COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON SHARES, THE VALUE OF THE NOTES AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

    Future sales of substantial amounts of our common shares in the public market, or the perception that such sales are likely to occur, could affect prevailing trading prices of our common shares and, as a result, the value of the notes. As of August 9, 2004, we had 70,900,502 shares of common stock outstanding. Because the notes generally are convertible into common shares only at a conversion price in excess of the recent trading price, a decline in our common share price may cause the value of the notes to decline.

THE PRICE AT WHICH OUR COMMON SHARES MAY BE PURCHASED ON THE NEW YORK STOCK EXCHANGE IS CURRENTLY LOWER THAN THE CONVERSION PRICE OF THE NOTES AND MAY REMAIN LOWER IN THE FUTURE.

    Prior to electing to convert the notes, the note holder should compare the price at which our common shares are trading in the market to the conversion price of the notes. Our common shares trade on the New York Stock Exchange under the symbol 'LUK.' On August 9, 2004, the closing price of our common shares was $49.52 per share. The initial conversion price of the notes is $68.90 per share. The market prices of our securities are subject to fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common shares and the notes.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale by the selling security holders of the notes or the common shares usable upon conversion of the notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                                                              ------------------   -----------------------------------
                                                               2004       2003     2003   2002   2001    2000    1999
                                                               ----       ----     ----   ----   ----    ----    ----
Ratio of earnings to fixed charges (a):
   Excluding interest on Deposits...........................   1.16x     2.71x     .71x   .69x   6.25x   6.99x   7.22x
   Including interest on Deposits...........................   1.15x     2.26x     .75x   .81x   3.42x   4.32x   5.66x

---------

 (a) For purposes of computing these ratios, earnings represent consolidated pre-tax income (loss) before cumulative effects of changes in accounting principles and equity in undistributed earnings or losses of associated companies accounted for under the equity method of accounting, plus 'fixed charges.' Fixed charges excluding interest on Deposits include interest expense (other than on Deposits), the portion of net rental expense representative of the interest factor and amortization of debt expense. Fixed charges including interest on Deposits include all interest expense, the portion of net rental expense representative of the interest factor and amortization of debt expense. For the years ended December 31, 2003 and 2002 in which the ratios indicated a less than one-to-one coverage, the amount of the deficiencies were approximately $13,300,000 and $8,300,000, respectively.

                        PRICE RANGE OF OUR COMMON SHARES

    Our common shares are traded on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol LUK. The following table sets forth, for the calendar periods indicated, the high and low price per common share on the consolidated transaction reporting system, as reported by the Bloomberg Professional Service provided by Bloomberg L.P.

                                                               COMMON SHARE
                                                              ---------------
                                                               HIGH     LOW
                                                               ----     ---
2002
    First Quarter...........................................  $36.04   $28.00
    Second Quarter..........................................   38.16    30.95
    Third Quarter...........................................   36.37    27.62
    Fourth Quarter..........................................   40.27    32.85
2003
    First Quarter...........................................  $38.60   $32.59
    Second Quarter..........................................   39.44    35.79
    Third Quarter...........................................   39.40    36.33
    Fourth Quarter..........................................   46.19    37.78
2004
    First Quarter...........................................  $53.95   $46.03
    Second Quarter..........................................   56.61    45.05
    Third Quarter (through August 9, 2004)..................   51.96    48.35

    As of August 9, 2004, the last reported sale price of our common shares on the NYSE was $49.52.

                                DIVIDEND POLICY

    In 2003 and 2002, we paid cash dividends of $.25 per common share. The payment of dividends in the future is subject to the discretion of our Board of Directors and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that the Board of Directors may deem to be relevant.

    In connection with the declaration of dividends or the making of distributions on, or the purchase, redemption or other acquisition of common shares, we are required to comply with certain restrictions contained in certain of our debt instruments. Our regulated subsidiaries are restricted in the amount of distributions that can be made to us without regulatory approval. For further information, see Item 7, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' incorporated by reference in this offering circular from our Annual Report on Form 10-K for the fiscal year ended
December 31, 2003.

           DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS

7% SENIOR NOTES

    We currently have outstanding $375 million aggregate principal amount of 7% senior notes due 2013 issued pursuant to an indenture dated as of November 5, 2003, with JPMorgan Chase as trustee. The 7% senior notes are our senior unsecured obligations and rank senior in right of payment to all of our existing and future subordinated indebtedness, including the notes offered hereby, and pari passu in right of payment with all of our existing and future senior indebtedness, including our outstanding 7 3/4% senior notes.

7 3/4% SENIOR NOTES

    We currently have outstanding $100 million aggregate principal amount of 7 3/4% senior notes due 2013. The 7 3/4% senior notes were issued pursuant to an indenture dated as of August 15, 1993, with U.S. Bank (formerly, Continental Bank, National Association), as trustee. The 7 3/4% senior notes are our senior unsecured obligations and rank senior in right of payment to all of our existing and future subordinated indebtedness, including the notes offered hereby, and pari passu in right of payment with all of our existing and future senior indebtedness, including our outstanding 7% senior notes. The terms of the indenture governing the 7 3/4% senior notes are substantially identical to the terms of the indenture governing the 7% senior notes.

7 7/8% SENIOR SUBORDINATED NOTES

    We currently have outstanding $21.7 million aggregate principal amount of 7 7/8% senior subordinated notes due 2006. The 7 7/8% senior subordinated notes were issued pursuant to an indenture dated as of October 21, 1996, with Fleet National Bank, as trustee. The 7 7/8% senior subordinated notes are subordinated to all of our existing and future senior indebtedness, including our outstanding 7% senior notes and the 7 3/4% senior notes, and rank pari passu with the notes offered hereby and the 8 1/4% senior subordinated notes. The 7 7/8% senior subordinated notes are not redeemable by us prior to maturity. Upon a change of control, each noteholder will have the right, subject to various conditions and restrictions, to require us to repurchase such holder's 7 7/8% senior subordinated notes at 101% of their principal amount, plus accrued interest.

8 1/4% SENIOR SUBORDINATED NOTES

    We currently have outstanding $19.1 million aggregate principal amount of 8 1/4% senior subordinated notes due 2005. The 8 1/4% senior subordinated notes were issued pursuant to an indenture dated as of June 13, 1995, with U.S. Bank (formerly, The First National Bank of Boston), as trustee. The 8 1/4% senior subordinated notes are subordinated to all of our existing and future senior indebtedness, including our outstanding 7% senior notes and the 7 3/4% senior notes, and rank pari passu with the notes offered hereby and the 7 7/8% senior subordinated notes. The terms of the indenture governing the 8 1/4% senior subordinated notes are substantially identical to the terms of the indenture governing the 7 7/8% senior subordinated notes.

8.65% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES DUE 2027

    We currently have outstanding $98.2 million principal amount of 8.65% Junior Subordinated Deferrable Interest Debentures due 2027. These debentures were issued pursuant to an indenture dated as of January 21, 1997, with JPMorgan Chase as trustee. The debentures are subordinated to all of our existing and future senior indebtedness, including the notes offered hereby, our outstanding 7% senior notes, the 7 3/4% senior notes, the 7 7/8% senior subordinated notes and the 8 1/4% senior subordinated notes.

BANK CREDIT FACILITY

    We currently have a $110 million unsecured bank credit facility which bears interest based on the Eurocurrency Rate or the prime rate and matures in 2007. As of the date of this prospectus, no amounts were outstanding under this bank credit facility.

                              DESCRIPTION OF NOTES

    We issued the notes under an indenture dated as of April 29, 2004 (the 'Indenture'), between us and HSBC Bank USA, as trustee (the 'Trustee'). For the purposes of this 'Description of Notes' section, references to 'the Company' refer to Leucadia National Corporation only and not to its subsidiaries, references to 'the Notes' refer to the notes being offered hereby and references to 'Common Shares' refer to the Company's common shares, par value $1.00 per share.

    The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus. Wherever particular provisions or defined terms of the Indenture or of the form of Note which is a part of the Indenture, are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

    The Notes represent unsecured general obligations of the Company subordinate in right of payment to all existing and future senior indebtedness of the Company as described under ' -- Subordination.' The Indenture does not limit the maximum principal amount of notes that the Company may issue thereunder. As of the date of this prospectus, the Company has issued notes in an aggregate principal amount at maturity of $350 million. The Company may issue Additional Notes from time to time after the date of the prospectus. The Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, security, interests, waivers, amendments and offers to purchase. The Notes have been issued in fully registered form only in denominations of $1,000 or any multiple thereof and will mature on April 15, 2014 unless earlier repurchased by the Company at the option of the holder upon a Change of Control (as defined).

    The Notes bear interest from date of issuance at 3 3/4% per annum, payable semi-annually on April 15 and October 15, commencing on October 15, 2004, to holders of record at the close of business on the preceding April 1 and October 1, respectively (subject to certain exceptions in the case of conversion or repurchase of such Notes prior to the applicable interest payment date). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company will not be required to make any payment on the Notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

    Subject to limitations in the circumstances described under ' -- Limitations on Convertibility,' the Notes are convertible into Common Shares at any time prior to the close of business on their maturity date, unless previously repurchased. The initial conversion price is $68.90 per share. The initial conversion price is subject to adjustment as described below under ' -- Conversion.'

    Principal and premium, if any, will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained by the Company for such purposes in the Borough of Manhattan, the City of New York, which until otherwise designated by the Company shall be an office or agency of the Trustee. In addition, interest may, at the Company's option, be paid by check mailed to such holders or by wire transfer of immediately available funds if such holder has provided us with wire transfer instructions at least 10 business days prior to the payment date.

    The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness or other indebtedness. The Indenture does not contain any covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the limited extent described under ' -- Repurchase at Option of Holders Upon a Change of Control' below.

    No service charge will be made for any registration or transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company is not required to exchange or register the transfer of (1) any Note or portion thereof surrendered for conversion, or
(2) any Note or portion thereof surrendered for repurchase (and not withdrawn) in connection with a Change of Control.

CONVERSION

    Subject to limitations in the circumstances described under ' -- Limitations on Convertibility,' the holders of the Notes will be entitled at any time or from time to time through the close of business on April 15, 2014, subject to prior repurchase, to convert all or part of their Notes (in denominations of $1,000 or multiples thereof) into Common Shares of the Company, at the conversion price of $68.90 per share, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion for interest (including liquidated damages, if any) accrued on the Notes or for dividends on any Common Shares issued, and upon delivery of the Common Shares into which a
Note is convertible, the accrued but unpaid interest (including liquidated damages, if any) on the Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. If the Notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, the Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional Common Shares upon conversion of the Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Shares on the last trading day prior to the date of conversion. A holder that has elected to have its Notes purchased by the Company upon a Change of Control may only convert its Notes if such election is withdrawn by a written notice of withdrawal delivered by the holder to the Company prior to the close of business on the business day immediately preceding the date fixed for repurchase.

    A holder may convert its Notes by delivering the Note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion (which will include confirmation that the exercise of such conversion feature will not violate the restrictions on conversion contained in the Notes), together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the Note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Common Shares on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Shares in a name other than the holder of the Note. Certificates representing Common Shares will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

    The initial conversion price is generally subject to adjustment (under formulae set forth in the Indenture) in certain events, including:

    (1) the issuance of Common Shares as a dividend or distribution on Common Shares;

    (2) certain subdivisions and combinations of the Common Shares;

    (3) the issuance to all holders of Common Shares of certain short-term rights or warrants to purchase Common Shares at less than the current market price of the Common Shares at the time of such issuance; and

    (4) an Excess Dividend.

The adjustment referred to in clause (3) above in respect of rights or warrants will be subject to a readjustment to the extent that any such rights or warrants expire unexercised. With respect to the adjustment referred to in clause (4) above, if we declare an Excess Dividend, the conversion price shall be decreased by the Dividend Adjustment Amount. 'Dividend Adjustment Amount' means the amount, applicable to one Common Share, by which the Excess Dividend exceeds the Permitted Dividend. 'Permitted Dividend' means for the period from April 29, 2004, the issue date of the Notes, to and including April 15, 2014, the maturity date of the Notes, one or more dividends or distributions payable in cash or capital shares of the Company (other than Common Shares) or, in certain instances evidences of indebtedness of the Company or assets (including securities, but excluding those rights and warrants referred to in clause (3) above) in an aggregate amount of $2.50 per share; provided that such amount shall be subject to adjustment (under formulae set forth in the Indenture) in the event of the issuance of

Common Shares as a dividend or distribution on Common Shares and certain subdivisions and combinations of the Common Shares. 'Excess Dividend' means one or more dividends or distributions payable in cash or capital shares of the Company (other than Common Shares) or, in certain instances evidences of indebtedness of the Company or assets (including securities, but excluding those rights and warrants referred to in clause (3) above) in excess of the Permitted Dividend.

    The Indenture provides that if the Company implements a shareholders' rights plan, such rights plan must provide that, prior to the rights becoming fully exercisable for the maximum amount of capital shares provided for therein, upon conversion of the Notes the holders will receive, in addition to the Common Shares issuable upon such conversion, such rights whether or not such rights have separated from the Common Shares at the time of such conversion, unless prior to conversion, the rights have expired or have been terminated or redeemed.

    In the case of (1) any reclassification or change of the Common Shares (other than changes in par value or resulting from a subdivision or combination) or (2) a consolidation, merger or combination involving the Company or a sale or conveyance to another corporation of all or substantially all of the assets of the Company (i.e., 90% or more), in each case as a result of which holders of Common Shares shall be entitled to receive shares, other securities, other property or assets (including cash) with respect to or in exchange for such Common Shares, each Note then outstanding will become convertible only into the kind and amount of shares, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Shares immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's shareholders may exercise rights of election, that a holder of the Notes would not have exercised any rights of election as to the shares, other securities or other property or assets (including cash) receivable in connection therewith and received per share the kind and amount received per share by non-electing shares).

    In the event of a taxable distribution to holders of Common Shares (or other transaction) which results in any adjustment of the conversion price, the holders of the Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Shares. See 'Certain U.S. Federal Income Tax Consequences.'

    The Company from time to time may, to the extent permitted by law, reduce the conversion price of the Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any U.S. federal income tax to holders of Common Shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for U.S. federal income tax purposes. See 'Certain U.S. Federal Income Tax Consequences.'

    No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing.

LIMITATIONS ON CONVERTIBILITY

    In order to prevent or reduce the likelihood of an 'ownership change,' as defined in Section 382 of the Internal Revenue Code, which would result in a significant reduction in the value of our tax loss carryforwards and other tax attributes, the Notes will provide that a holder of a Note may not convert all or any portion of such Note into our common shares if and to the extent, and only to the extent, that, as a result of such conversion, under applicable tax law, either any person or group of persons would

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become the owner of 5% of our capital stock, or the percentage of capital stock of our company owned by an existing 5% owner would be increased. If those circumstances exist, a holder of a Note will be unable to convert all or a portion of its Notes into Common Shares. For additional information, see 'Transfer Restrictions on Our Common Shares' below.

    ANY ATTEMPTED OR PURPORTED CONVERSION IN VIOLATION OF THIS LIMITATION ON CONVERTIBILITY WILL BE INEFFECTIVE, WILL NOT BE REGISTERED ON OUR STOCK REGISTER, WILL NOT ENTITLE THE PURPORTED HOLDER OF OUR COMMON SHARES TO ANY RIGHTS OF STOCK OWNERSHIP, AND, AS TO THE PURPORTED HOLDER'S CLAIMS OR RIGHTS HEREUNDER, SHALL BE VOID AB INITIO. IN ANY SUCH CIRCUMSTANCE, WE WILL EFFECT A SALE OF THE COMMON SHARES ISSUED IN VIOLATION OF THIS LIMITATION ON CONVERTIBILITY (THE 'EXCESS SHARES') TO A PARTY WE SELECT, AND THE PURPORTED HOLDER OF THE EXCESS SHARES WILL BE TREATED AS HOLDING THE EXCESS SHARES ENTIRELY FOR THE BENEFIT OF SUCH PARTY. THE PURPORTED HOLDER WILL BE ENTITLED TO THE PROCEEDS OF ANY SUCH SALE THAT WE IMPLEMENT, REDUCED BY ANY EXPENSES INCURRED IN CONNECTION WITH OUR DISCOVERY AND CORRECTION OF THE IMPROPER AND NULL ISSUANCE OF THE EXCESS SHARES TO THE PURPORTED HOLDER, BUT IN NO EVENT SHALL SUCH HOLDER RECEIVE ANY AMOUNT IN EXCESS OF THE PORTION OF THE FACE AMOUNT OF THE NOTES APPLICABLE TO THE EXCESS SHARES.

SUBORDINATION

    The payment of all Obligations (as defined below) with respect to the Notes will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Upon (a) the maturity of Senior Indebtedness by lapse of time, acceleration or otherwise or (b) any distribution of the assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of Senior Indebtedness will be entitled to receive payment in full before the Noteholders are entitled to receive any payment. In addition, the Indenture will provide that no payments in respect of any Obligations with respect to the Notes may be made if (1) any payment default on any Senior Indebtedness shall have occurred or (2) any other default under any Senior Indebtedness shall have occurred which would permit the holders thereof to accelerate such Indebtedness and the Company shall have received notice of such default, unless, in the case of clauses (1) or (2), such default shall have been cured or waived; provided, that (a) payments on the Notes may resume in the case of any default described in clause (2) on the date which is 179 days after the giving of such notice (provided there is not then a default under clause (1)) and (b) in no event shall such payment blockage be applicable for more than 179 days in each 360-day period. If in any of the situations referred to in clause
(1) or (2) above a payment is made to the Trustee or to Noteholders before all Senior Indebtedness has been paid in full or provision has been made for such payment, the payment to the Trustee or Noteholders must be paid over to the holders of the Senior Indebtedness.

    The Indenture defines 'Senior Indebtedness' to mean all Obligations of the Company with respect to the following, whether outstanding at the date of original execution of the Indenture or thereafter incurred, created or assumed:
(a) indebtedness of the Company for money borrowed, including, without limitation, indebtedness of the Company for money borrowed which is evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or other instrument, and also including indebtedness represented by Purchase Money Obligations (as defined), but only to the extent such indebtedness is enforceable by a money judgment; (b) guarantees or assumptions by the Company of indebtedness of others of any of the kinds described in the preceding clause (a); and (c) renewals, extensions and refundings of, and indebtedness of a successor corporation issued in exchange for or in replacement of, indebtedness, guarantees and assumptions of the kinds described in the preceding clauses (a) or (b), unless, in the case of any particular indebtedness, obligation, guarantee, assumption, renewal, extension or refunding, the instrument creating or evidencing the same expressly provides that such indebtedness, obligation, guarantee, assumption, renewal, extension or refunding is not superior in right of payment to the Notes; provided, that Senior Indebtedness shall not be deemed to include (1) any indebtedness of the Company to any Subsidiary, (2) any liability for taxes, (3) any amounts payable or other liabilities to trade creditors arising in the ordinary course of business, (4) any indebtedness which is subordinate or junior by its terms to any other indebtedness of the Company, (5) the 8 1/4% Senior Subordinated Notes due 2005, (6) the 7 7/8% Senior Subordinated Notes due 2006 or (7) the 8.65% Junior

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Subordinated Deferrable Interest Debentures due 2027. At June 30, 2004, the
amount of outstanding Senior Indebtedness of the Company was $475.7 million and the amount of indebtedness and other liabilities of Subsidiaries of the Company, to which the Notes are effectively subordinated, was $1.5 billion, including trade payables but excluding intercompany obligations. The Indenture provides that no indebtedness of the Company shall be senior in right of payment to the Notes unless such indebtedness is pari passu in right of payment with the Company's other Senior Indebtedness.

    'Obligations' means any principal, interest, penalties, fees, indemnities and other obligations and liabilities payable under the documentation governing the applicable Indebtedness.

    By reason of such subordination, in the event of insolvency, general creditors of the Company may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Noteholders or holders of other subordinated indebtedness of the Company.

    The Notes will rank senior in right of payment to the 8.65% Junior Subordinated Deferrable Interest Debentures due 2027 and pari passu with the 8 1/4% Senior Subordinated Notes due 2005 and the 7 7/8% Senior Subordinated Notes due 2006.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    In the event of any Change of Control, each noteholder shall have the right, at such noteholder's option, to require the Company to purchase all or any portion (in integral multiples of $1,000) of such noteholder's notes on the date (the 'Change of Control Payment Date') which is 20 business days after the date the Change of Control Notice (as defined below) is mailed (or such later date as is required by applicable law) at 101% of the principal amount (excluding premium) thereof, plus accrued interest to the Change of Control Payment Date: provided that the Company will not be obligated to purchase any of such notes unless noteholders of at least 10% of the notes outstanding at the Change of Control Payment Date (other than notes held by the Company and its Affiliates) shall have tendered their notes for repurchase.

    The Company is obligated to send to all noteholders, within five business days after the occurrence of each Change of Control, a notice of the occurrence of such Change of Control (the 'Change of Control Notice'), specifying a date by which a noteholder must notify the Company of such noteholder's intention to exercise the repurchase right and describing the procedure that such noteholder must follow to exercise such right. The Company is required to deliver a copy of such notice to the Trustee and to cause a copy of such notice to be published in a daily newspaper of national circulation. To exercise the repurchase right, the noteholder must deliver, on or before the fifth calendar day prior to the Change of Control Payment Date, written notice (which shall be irrevocable, except as provided below) to the Company (or an agent designated by the Company for such purpose) of the noteholder's exercise of such right, together with (i) the note or notes with respect to which the right is being exercised, duly endorsed for transfer with the form entitled 'Option of Holder to Elect Purchase' on the reverse of the note completed, and (ii) if the Change of Control Payment Date falls between any record date for the payment of interest on the notes and the next succeeding interest payment date, an amount equal to the interest which the noteholder is entitled to receive on such interest payment date. The Company will comply with all applicable Federal and state securities laws, including Rule 14e-1 of the Exchange Act and other applicable tender offer rules, in connection with each Change of Control Notice.

    A 'Change of Control' shall be deemed to occur if (i) the Company has any other Indebtedness outstanding (other than Indebtedness under a bank credit agreement or similar bank financing) which provides for a Change of Control (as defined in the instrument governing such Indebtedness) if Ian M. Cumming or Joseph S. Steinberg ceases to beneficially own, in the aggregate, a certain percentage of the outstanding Common Shares, which percentage ownership requirement is in excess of 10%, and a Change of Control (as defined in the instrument governing such Indebtedness) occurs under such Indebtedness or (ii) at any time when the Company does not have any other Indebtedness outstanding of the type referred to in clause (i), Ian M. Cumming or Joseph S. Steinberg, individually or in the aggregate, sells, transfers or otherwise disposes of (a 'Disposition'), after the date hereof, Common Shares so that, after giving effect thereto, the sole beneficial ownership of outstanding Common Shares by Mr. Cumming and/or Mr. Steinberg would, in the aggregate, fall below 10% of the then outstanding Common Shares; provided that no Change of Control shall be deemed to have occurred under clause (ii) if the Company's 7 3/4% Senior Notes due 2013 and 7% Senior Notes due 2014 are rated by both Moody's and S&P as Investment Grade both at the time of such Disposition and for a period of 90 days from the date of such Disposition (it being understood that, with respect to the foregoing proviso, a Change of Control shall be deemed to occur on the first date during such 90-day period when the notes are no longer rated as Investment Grade by Moody's and S&P). The term 'Common Shares' shall include any securities issued as dividends or distributions on the Common Shares. For purposes hereof, 'sole beneficial ownership' of Common Shares shall be deemed to include (i) all Common Shares received after June 15, 1992 from Mr. Cumming or Mr. Steinberg by any member of their respective immediate families or by any trust for the benefit of either of them or any member of their respective immediate families (a 'Recipient'), which Common Shares remain held by a Recipient during the lifetime of Mr. Cumming or Mr. Steinberg (unless sold, transferred or disposed of by such Recipient during the lifetime of Mr. Cumming or Mr. Steinberg, as the case may be, in which case such Disposition by such Recipient shall constitute a Disposition by Mr. Cumming or Mr. Steinberg, as the case may be) and (ii) after the death of Mr. Cumming and/or Mr. Steinberg, all Common Shares owned as of the date of death by the decedent, and any Recipient of the decedent, regardless of whether such Recipient continues to own such Common Shares after the date of death. In determining the number of outstanding Common Shares then held by Messrs. Cumming and Steinberg and the total number of outstanding Common Shares, there shall be excluded Common Shares issued by the Company after December 31, 1991, or the conversion into or exchange for, after December 31, 1991, Common Shares or securities convertible into or exchangeable for Common Shares. As calculated pursuant to this provision, Messrs. Cumming and Steinberg beneficially own, in the aggregate, approximately 43% of the Common Shares as of December 31, 2003.

    As of the date hereof, the Company does not have any Indebtedness outstanding of the type referred to in clause (i) of the preceding paragraph. There can be no assurance that the Company will have sufficient funds or the financing to satisfy its obligations to repurchase the notes and other Indebtedness that may come due upon a Change of Control. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture.

    The holders of majority in principal amount of notes then outstanding may waive compliance by the Company of the repurchase of notes upon a Change of Control. The Company may not waive such provisions. See 'Modification of the Indenture.'

    The term 'Investment Grade' is defined as BBB - or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by Moody's or S&P.

TRANSACTIONS WITH AFFILIATES

    The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate (other than with the Company or a Wholly-Owned Subsidiary), including, without limitation, any loan, advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service, unless such transaction or series of transactions is in good faith and at arm's-length and on terms which are at least as favorable as those available in a comparable transaction from an unrelated Person. Any such transaction that involves in excess of $10,000,000 shall be approved by a majority of the Independent Directors on the Board of Directors of the Company; or, in the event that at the time of any such transaction or series of related transactions there are no Independent Directors serving on the Board of Directors of the Company, such transaction or series of related transactions shall be approved by a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction for which approval is required.

SUCCESSOR CORPORATION

    The Company may not consolidate with, merge into or transfer all or substantially all of its assets (i.e., 90% or more) to another corporation unless (a) the successor corporation shall be existing under the laws of the United States, any state thereof or the District of Columbia, (b) there shall not be any Default or Event of Default under the Indenture, (c) such successor corporation assumes all of the Obligations of the Company under the notes and the Indenture and (d) after giving effect to such transaction, such successor corporation shall have a Consolidated Net Worth equal to or greater than the Company. Thereafter all such obligations of the Company will terminate.

REPORTS TO NOTEHOLDERS

    The Company will mail copies of its annual reports and quarterly reports mailed to its shareholders to noteholders. If the Company is not required to furnish annual or quarterly reports to its shareholders, the Company will, upon request, mail to each noteholder, at such noteholder's address as appearing on the note register, audited annual financial statements prepared in accordance with United States generally accepted accounting principles and unaudited condensed quarterly financial statements. Such financial statements shall be accompanied by management's discussion and analysis of the results of operations and financial condition of the Company for the period reported upon in substantially the form required under the rules and regulations of the Commission currently in effect.

EVENTS OF DEFAULT AND NOTICE THEREOF

    The term 'Event of Default' when used in the Indenture shall mean any one of the following: (i) failure to pay interest for 30 days or principal (including premium, if any); (ii) failure to perform any covenants not described in clause
(i) for 30 days after receipt of notice; (iii) the occurrence of a default in the payment when due of principal of, or interest on, or other amounts payable in respect of, any instrument evidencing or securing other Indebtedness of the Company or any Material Subsidiary of the Company in the aggregate principal amount of $15,000,000 or more; (iv) the occurrence of any other event of default under an instrument evidencing or securing other indebtedness of the Company or any Material Subsidiary of the Company in the aggregate principal amount of $15,000,000 or more resulting in the acceleration of such indebtedness, which acceleration is not rescinded or annulled pursuant to the terms of such instrument; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company or any Material Subsidiary of the Company.

    The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, provide to the noteholders notice of all uncured defaults known to it (the term default to include the events specified above without grace or notice); provided, that, except in the case of default in the payment of principal of, premium, if any, or interest on any of the notes, the Trustee shall be protected in withholding such notice if and so long as a committee of its Trust Officers in good faith determines that the withholding of such notice is in the interests of the noteholders.

    In case an Event of Default (other than an Event of Default with respect to the Company specified in clause (v) above) shall have occurred and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to the Company and to the Trustee, may declare to be due and payable immediately the outstanding principal amount and accrued interest, premiums, penalties and other amounts in respect of the notes and the Indenture. Such declaration may be annulled and past defaults (except, unless theretofore cured (1) a default in payment of principal, premium, if any, or interest on the notes or (2) a failure by the Company to convert any Notes into Common Shares in accordance with their terms) may be waived by the holders of a majority in principal amount of the notes, upon the conditions provided in the Indenture.

    If an Event of Default with respect to the Company specified in clause (v) above occurs, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

    The Indenture includes a covenant that the Company will file annually with the Trustee a statement regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.

MODIFICATION OF THE INDENTURE

    Under the Indenture, the rights and obligations of the Company and the rights of noteholders may be modified by the Company and the Trustee only with the consent of the noteholders holding a majority in principal amount of the notes then outstanding; but no extension of the maturity of any notes, or

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reduction in the interest rate or premium, if any, or extension of the time of payment of principal of (including premium, if any) or interest on, or any change that adversely affects the right of a noteholder to convert any notes, or any change in the subordination of the notes that is adverse to the noteholders, or any other modification in the terms of payment of the principal of, or premium, if any, or interest on the notes or reduction of the percentage required for modification will be effective against any noteholder without its consent. The holders of a majority in principal amount of notes then outstanding may waive compliance by the Company with certain covenants, including those described under 'Repurchase at Option of Holders Upon a Change of Control.' The Company may make other changes or modifications to the Indenture and the terms of the Notes which do not adversely affect the noteholders, including, without limitation, a reduction of the conversion price as noted above.

REGISTRATION RIGHTS

    We entered into a registration rights agreement with the initial purchaser of the notes pursuant to which we agreed to file a shelf registration statement under the Securities Act not later than 120 days after the closing of original issuance of the Notes to register resales of the Notes and the Common Shares into which the Notes are convertible. We will use all reasonable efforts to have this shelf registration statement declared effective as promptly as practicable but not later than 180 days after the closing of this offering, and to keep it effective until the earliest of:

    (1) two years from the date we file the shelf registration statement;

    (2) the date when all Notes and Common Shares issuable upon conversion of the Notes shall have been registered under the Securities Act and disposed of; and

    (3) the date on which all Notes and Common Shares issuable upon conversion of the Notes held by non-affiliates of the Company are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

    We will be permitted to suspend the use of the prospectus which is a part of the registration statement for a period not to exceed an aggregate of 135 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

    A holder that sells Notes and Common Shares issuable upon conversion of the Notes pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

    If:

    (1) on or prior to the 120th day from the date of original issuance of the Notes, the shelf registration statement has not been filed with the SEC;

    (2) on or prior to the 180th day from the date of original issuance of the Notes, the shelf registration statement has not been declared effective by the SEC; or

    (3) after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of the Notes and the Common Shares issuable upon the conversion of the Notes in accordance with and during the periods specified in the registration rights agreement and (A) unless we declare a suspension period to be in effect, we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Securities Exchange Act of 1934, which we refer to in this offering circular as the Exchange Act, or (B) if applicable, we do not terminate the suspension period described above by the 135th day,

(we refer to each such event described above in clauses (1) through (3) as a registration default), liquidated damages will accrue on the Notes in addition to the interest on the Notes at an amount per week per $1,000 principal amount of Notes equal to $0.05 for the first 90 days immediately following the registration default, with such liquidated damages increasing by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period, up to a maximum of $0.25 per

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week per $1,000 principal amount of Notes. We will have no other liabilities for monetary damages with respect to our registration obligations. Liquidated damages shall be paid on the interest payment dates to holders of record for the payment of interest.

    We will give notice of our intention to file the shelf registration statement, which we refer to in this offering circular as a 'filing notice,' to each of the holders of the Notes in the same manner as we would give notice to holders of Notes under the Indenture. The filing notice will seek, among other things, a determination from each of such holders as to whether such holder elects to have its Notes and the Common Shares issuable upon conversion thereof registered for sale pursuant to the shelf registration statement.

    A holder who elects to sell any registrable securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

    We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of the shelf registration statement.

    No holder of registrable securities will be entitled to be named as a selling security holder in the shelf registration statement as of the date on which the shelf registration statement is declared effective, such time is referred to as the 'effective time,' and no holder of registrable securities will be entitled to use the prospectus that is part of the shelf registration statement for offers and resales of registrable securities at any time, unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

    Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. When we receive a completed and signed notice and questionnaire prior to the effective date of the registration statement, we will include the registrable securities covered thereby in the shelf registration statement.

    THE FOREGOING SUMMARY OF THE REGISTRATION RIGHTS PROVIDED IN THE REGISTRATION RIGHTS AGREEMENT IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE REGISTRATION RIGHTS AGREEMENT.

BOOK ENTRY, DELIVERY AND FORM

    Each Note has been issued as a book-entry note in fully registered form without coupons and is represented by a global note that we have deposited with and registered in the name of a financial institution or its nominee that we selected. The financial institution that we selected for this purpose is called the depositary. The Depositary Trust Company, or DTC, is the depositary for all notes issued in book-entry form. Owners of beneficial interests in book-entry notes will not be entitled to physical delivery of Notes in certificated form. We will make payments of principal of, and premium, if any, and interest, if any, on the Notes through the applicable trustee to the depositary for the notes.

    DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC, or 'participants,' and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and may include certain other organizations. Indirect access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, which we collectively refer to in this offering circular as 'indirect participants,' that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                                       18





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    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global notes.

    So long as DTC (or its nominee) is the registered holder and owner of a global note, DTC (or such nominee) will be considered the sole legal owner and holder of the Notes evidenced by such global note for all purposes of such Notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in a global note, you will not be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any Notes under such global note. We understand that, under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    We will make payments of principal, premium, if any, and interest on the Notes represented by the global notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global notes.

    We expect that DTC (or its nominee), upon receipt of any payment of principal, premium, if any, or interest on the global notes will credit the accounts of their relevant participants or account holders, as applicable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable global note as shown on the records of DTC (or its nominee). Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the global notes other than participants). All interests in a global note deposited with DTC are subject to the procedures and requirements of DTC.

    We also expect that payments by participants or indirect participants or account holders, as applicable, to owners of beneficial interests in the global notes held through such participants or indirect participants or account holders will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants or account holders, as applicable. We will not have any responsibility or liability for any aspect of the records relating to, payments made on account of, beneficial ownership interests in the global notes for any notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants, and the owners of beneficial interests in the global notes owning through such participants.

    All amounts payable under the Notes will be payable in U.S. dollars, except as may otherwise be stated in this offering circular or agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, us, or any of our respective agents shall be liable to any holder of a global note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

    Subject to certain conditions, the Notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 principal amount and multiples thereof if:

     DTC provides notification that it is unwilling or unable to continue as depositary for the global notes or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days; or

     a default entitling Note holders to accelerate the maturity date has occurred and is continuing.

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    Any Note that is exchangeable as described above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of DTC (or its nominee).

GOVERNING LAW

    The Indenture and the Notes provide that they are to be governed in accordance with the laws of the State of New York, without regard to choice of law provisions.

THE TRUSTEE

    HSBC Bank USA is the trustee under the Indenture. If an Event of Default occurs, and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the trustee reasonable security or indemnity to the reasonable satisfaction of the trustee and certain other conditions are met pursuant to the terms of the Indenture.

    The trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this offering circular, except for certain information pertaining solely to the trustee, or incorporated by reference into this offering circular.

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                        DESCRIPTION OF OUR CAPITAL STOCK

AUTHORIZED CAPITAL

    As of August 9, 2004, our amended and restated articles of incorporation provide that we have authority to issue the following capital stock:

     150,000,000 common shares, $1.00 par value, of which 70,900,502 shares are issued and outstanding; and

     6,000,000 preferred shares, $1.00 par value, of which no shares are issued and outstanding.

COMMON SHARES

    Subject to the rights of the holders of any preferred shares that may be outstanding, holders of our common shares are entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of liquidation, dissolution or winding up of our affairs, to share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred shares. Each holder of common shares is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of shareholders. Holders of common shares have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our common shares. Our common shares are traded on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol 'LUK.'

PREFERRED SHARES

    We are authorized by our amended and restated certificate of incorporation to issue up to 6,000,000 shares of preferred stock in one or more series. The board of directors has the authority, without any vote or action by our stockholders, to (a) authorize the issuance of preferred stock up to the limit set by our certificate of incorporation, (b) create new series of preferred stock and (c) fix the terms of each series, including any rights related to dividends, voting, conversion, redemption and liquidation preference. The issuance of preferred stock could adversely affect the voting and other rights of holders of the common stock and may have the effect of delaying or preventing a change in control of our company.

THE TRANSFER RESTRICTIONS ON OUR COMMON SHARES

    There are certain restrictions on the transferability of our common shares. For a description of the transfer restrictions, see 'Transfer Restrictions on our Common Shares' below.

TRANSFER AGENT

    American Stock Transfer & Trust Company is the Transfer Agent and Registrar for our common shares.

                   TRANSFER RESTRICTIONS ON OUR COMMON SHARES

GENERAL

    In order to protect our significant tax loss carryforwards and other tax attributes, our common shares are subject to certain transfer restrictions contained in our certificate of incorporation. The transfer restriction imposes restrictions on the transfer of our common shares (and any other capital stock that we issue in the future) to designated persons.

TAX LAW LIMITATIONS

    The benefit of a company's existing tax loss and credit carryovers, as well as the benefit of built-in losses, can be reduced or eliminated under Section 382 of the Internal Revenue Code. Section 382 limits the use of losses and other tax benefits by a company that has undergone an 'ownership change,' as defined in Section 382 of the Code. Generally, an 'ownership change' occurs if one or more shareholders,

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each of whom owns 5% or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company's capital stock are generally treated together as one 5% shareholder. In addition, certain attribution rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, are applied in determining the level of stock ownership of a particular shareholder. Options (including warrants and other rights) to acquire capital stock may be treated as if they had been exercised, on an option-by-option basis, if the issuance, transfer or structuring of the option meets certain tests. All percentage determinations are based on the fair market value of a company's capital stock, including any preferred stock which is voting or convertible (or otherwise participates in corporate growth).

    If an 'ownership change' were to occur in respect of Leucadia or any of its subsidiaries or subsidiary groups, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by net operating loss ('NOLs') or other tax attributes existing (or 'built-in') prior to such 'ownership change' could not exceed an amount equal to the product obtained by multiplying (1) the aggregate value of Leucadia, the subsidiary or the subsidiary group that underwent the 'ownership change' by (2) the federal long-term tax exempt rate. Because the aggregate value of Leucadia or any of its subsidiaries, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income that could be offset by such NOLs or other tax attributes (and 'built-in' losses) were an 'ownership change' to occur in the future. However, if such limitation were to exceed the taxable income against which it otherwise would be applied for any year following an 'ownership change,' the limitation for the ensuing year would be increased by the amount of such excess.

DESCRIPTION OF THE TRANSFER RESTRICTION

    Our certificate of incorporation generally restricts until December 31, 2024 (or earlier, in certain events) any attempted transfer of our common shares or any other securities that would be treated as our 'stock' under the applicable tax regulations (which we refer to herein as 'Leucadia Stock') to a person or group of persons who own, or who would own as a result of such transfer, 5% or more of the Leucadia Stock. The transfer restriction also restricts any other attempted transfer of Leucadia Stock that would result in the identification of a new '5-percent shareholder' of our company, as determined under applicable tax regulations. This would include, among other things, an attempted acquisition of Leucadia Stock from an existing 5-percent shareholder. For these purposes, numerous rules of attribution, aggregation and calculation prescribed under the Internal Revenue Code (and related regulations) will be applied in determining whether the 5% threshold has been met and whether a group exists. The transfer restriction may also apply to proscribe the creation or transfer of certain 'options,' which are broadly defined, in respect of the Leucadia Stock.

    Acquisitions of Leucadia Stock directly from us, whether by way of option exercise or otherwise, are not subject to the transfer restriction. Consequently, persons or entities who are able to acquire our common shares directly from us, including our employees, officers and directors, may do so without application of the transfer restriction, irrespective of the number of our common shares they are acquiring. As a result, those persons or entities dealing directly with us may be seen to receive an advantage over persons or entitles who are not able to acquire our common shares directly from us and, therefore, are restricted by the terms of the transfer restriction. It should be noted, however, that any direct acquisitions of our common shares from us first requires board approval and in granting such approval, the board will review the implications of any such issuance for our NOLs and other tax attributes.

    Our board of directors has the discretion to approve a transfer of Leucadia Stock that would otherwise violate the transfer restriction. Nonetheless, if the board of directors decides to permit a transfer that would otherwise violate the transfer restriction, that transfer or later transfers may result in an 'ownership change' that would limit the use of the tax attributes of Leucadia. The board of directors intends to consider any attempted transfer individually and determine at the time whether it is in the best interest of our company, after consideration of any factors that the board deems relevant, to permit the transfer notwithstanding that an 'ownership change' may occur.

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    The transfer restriction will restrict a shareholder's ability to acquire additional Leucadia Stock in excess of the specified limitations. Furthermore, a shareholder's ability to dispose of his Leucadia Stock, or any other Leucadia Stock which the shareholder may acquire, may be restricted as a result of the transfer restriction.

    Generally, the restriction is imposed only with respect to the number of shares of Leucadia Stock, or options with respect to Leucadia Stock (the 'Excess Stock'), purportedly transferred in excess of the threshold established in the transfer restriction. In any event, the restriction does not prevent a valid transfer if either the transferor or the purported transferee obtains the approval of our board of directors.

    The transfer restriction restricts any person or entity, or group of persons or entities, from acquiring sufficient Leucadia Stock to cause that person or entity to become the owner of 5% of the Leucadia Stock, and prohibits the current 5-percent shareholders, as determined under applicable tax regulations, from increasing their ownership of Leucadia Stock without obtaining the approval of our board of directors.

    The transfer restriction does not restrict the ability of Ian M. Cumming, our Chairman of the Board and the beneficial holder of approximately 13.1% of our outstanding common shares (including shares issuable on exercise of common share purchase warrants), to exercise his warrants, because the acquisition of our common shares from us is not within the scope of the transfer restriction. These issuances of common shares have been excluded from the operation of the transfer restriction because our board previously determined that the issuance of our common shares under these circumstances would not adversely affect our NOL and other tax attributes. In addition, since our board will be able to consider the effect on our NOLs and other tax attributes of future issuances of our common shares at the time of the issuance, whether as a result of transactions with third parties, or the issuance of our common shares in a private placement or public offering, or as compensation to our employees, officers or directors, or otherwise, future issuances of our common shares, as well as grants of options or warrants, by us also have been excluded from the transfer restriction. The transfer restriction does, however, restrict the ability of Mr. Cumming and Joseph S. Steinberg, our President and the beneficial holder of approximately 13.5% of our outstanding shares, to acquire additional Leucadia Stock from persons other than us.

    Our certificate of incorporation further provides that all certificates representing Leucadia Stock bear the following legend: 'THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.'

    In accordance with the transfer restriction, we will not permit any of our employees or agents, including the transfer agent, to record any transfer of our common shares purportedly transferred in excess of the threshold established in the transfer restriction. As a result, requested transfers of Leucadia Stock may be delayed or refused.

    Our certificate of incorporation provides that any transfer attempted in violation of the restrictions would be void ab initio, even if the transfer has been recorded by the transfer agent and new certificates issued. The purported transferee of the Leucadia Stock would not be entitled to any rights of shareholders with respect to the Excess Stock, including the right to vote the Excess Stock, or to receive dividends or distributions in liquidation in respect thereof, if any.

    If our board of directors determines that a purported transfer has violated the transfer restriction, we will require the purported transferee to surrender the Excess Stock, and any dividends the purported transferee has received on the Excess Stock, to an agent designated by the board of directors. The agent will then sell the Excess Stock in one or more arm's-length transactions, executed on the NYSE, if possible, to a buyer or buyers, which may include us; provided that nothing will require the agent to sell the Excess Stock within any specific time frame if, in the agent's discretion, the sale would disrupt the market for the Leucadia Stock or have an adverse effect on the value of the Leucadia Stock. If the purported transferee has resold the Excess Stock before receiving our demand to surrender the Excess Stock, the purported transferee generally will be required to transfer to the agent the proceeds of the sale and any distributions the purported transferee has received on the Excess Stock. From such proceeds, the agent will pay any amounts remaining after repaying its own expenses and reimbursing the purported transferee for the price paid for the Excess Stock (or the fair market value of the Excess Stock at the time of the attempted transfer to the purported transferee by gift, inheritance or similar transfer) to a named charity or, in certain circumstances, charities selected by the Board of Directors.

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    The transfer restriction and related provisions contained in our amended and restated bylaws may be deemed to have an 'anti-takeover' effect because they restrict the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate at least 5% of the Leucadia Stock and the ability of persons, entities or groups now owning at least 5% of the Leucadia Stock from acquiring additional Leucadia Stock. The transfer restriction discourages or prohibits accumulations of substantial blocks of shares for which shareholders might receive a premium above market value.

    Notwithstanding the restrictions, however, there remains a risk that certain changes in relationships among shareholders or other events will cause a change of ownership to occur under Section 382 of the Internal Revenue Code. Further, there can be no assurance, in the event transfers in violation of the transfer restriction are attempted, that the IRS will not assert that those transfers have federal income tax significance notwithstanding the transfer restriction. As a result, the transfer restriction serves to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above on the use of tax attributes of Leucadia.

    We have been advised by our counsel, Weil, Gotshal & Manges LLP, that, absent a court determination, (1) there can be no assurance that the transfer restriction will be enforceable against all of our shareholders and (2) the transfer restriction may be subject to challenge on equitable grounds. However, it should be noted that the existing transfer restriction has been in place since December 31, 1992 and has not been challenged to date.

    The determination of 5% shareholder status is based upon the outstanding Leucadia Stock, which currently consists of only common shares. Consequently, in determining the existence of a 5% shareholder, a holder's percentage ownership, taking into account certain rules of attribution, would be calculated with reference to outstanding common shares (increased, for such holder, by the number of common shares deemed to be, but not actually outstanding). Future changes in the capitalization of Leucadia may affect who will be deemed a 5% shareholder, thereby affecting the applicability of the transfer restriction to future transfers of common shares (or notes, if the principal purpose described above is present). However, because the transfer restriction generally applies (with certain exceptions) to a person or group of persons who owns (including by attribution) at least 5% of all 'stock' of Leucadia, a change in capitalization that increases the 'stock' of Leucadia likely would result in a reduction in the number of individuals or groups who would be subject to the transfer restriction, while a diminution of 'stock' of Leucadia would have the opposite effect.

    Holders are advised to carefully monitor their ownership of notes and common shares (and any future securities of Leucadia that may constitute 'Leucadia Stock' for purposes of the transfer restriction) and should consult their own legal advisors and/or Leucadia to determine whether their ownership approaches the prohibited level.

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                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes certain U.S. federal income tax consequences of the ownership and disposition of the notes, and with respect to Non-U.S. Holders (as defined below), of common shares. This discussion applies only to notes and shares held as capital assets (in general, assets held for investment).

    This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

     dealers in securities or securities traders electing to mark to market;

     tax-exempt organizations;

     banks, insurance companies, regulated investment companies and other financial institutions;

     persons holding notes as part of a straddle, hedge, integrated or constructive sale or similar transaction;

     U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

     certain former citizens or residents of the United States; and

     partnerships or other entities classified as partnerships for U.S. federal income tax purposes or investors in partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

    In addition, this discussion does not address any tax consequences under state, local or foreign tax laws, or under U.S. estate and gift tax law or any U.S. federal alternative minimum tax consequences. This summary is based on the Internal Revenue Code of 1986 (the 'Code'), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which, subsequent to the date of this prospectus, may affect the tax consequences described herein.

    THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, OWNING AND DISPOSING OF THE NOTES OR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN OR OTHER TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

TAX CONSEQUENCES TO U.S. HOLDERS

    As used herein, the term 'U.S. Holder' means a beneficial owner of a note that is, for U.S. federal income tax purposes:

     a citizen or resident of the United States;

     a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States or any political subdivision thereof, any state or the District of Columbia;

     a trust if (1) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

     an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

    PAYMENTS OF INTEREST

    Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

    CONVERSION INTO COMMON SHARES

    A U.S. Holder's conversion of a note into common shares will not be a taxable event, except that the receipt of any cash in lieu of a fractional share of common shares will result in capital gain or loss

                                       25





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(measured by the difference between the cash received in lieu of the share and the U.S. Holder's tax basis attributable to the share, as described below), and the fair market value of common shares received with respect to accrued and unpaid interest will be taxed as a payment of interest (as described above).

    A U.S. Holder's aggregate tax basis in common shares received upon a conversion of a note will be the same as the U.S. Holder's basis in the note at the time of conversion, reduced by any basis allocated to a fractional common share in lieu of which cash was received and increased, for a cash method holder, by the amount of the fair market value of common shares received with respect to accrued interest. The U.S. Holder's holding period for the common shares received will include the holder's holding period for the note converted, except that the holding period of any common shares received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

    MARKET DISCOUNT

    If a U.S. Holder purchases a note at a price that is less than its principal amount at maturity, then, subject to a de minimis exception, the note will be deemed to carry 'market discount.' A U.S. Holder that acquires a note having market discount is generally required to treat as ordinary income any gain recognized on the disposition or partial or full principal payment of that note to the extent of the market discount that is treated as having accrued on that note during the period such U.S. Holder held the note, unless the U.S. Holder elects to include such market discount in income as it accrues, as described below.

    The election to include market discount in income as it accrues, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. If a constant yield election is made, it will apply only to the note with respect to which it is made and may not be revoked. A U.S. Holder that acquires a note carrying market discount and that does not elect to include market discount in income as it accrues may be required to defer the deduction of the interest on any indebtedness allocable to such note in an amount not exceeding the deferred income until such income is realized. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income (as described below). U.S. Holders should consult their tax advisors regarding the tax consequences to them of market discount and the desirability of making any of the elections described above.

    Upon a conversion into common shares any accrued and unrecognized market discount with respect to a note will carry over to the common shares received upon the conversion, and gain recognized on the subsequent disposition of such common shares will be treated as ordinary income to the extent of such market discount.

    AMORTIZABLE PREMIUM

    A U.S. Holder that purchases a note at a premium over its principal amount generally may elect to amortize that premium over the remaining term of the note under a constant yield method as an offset to interest, in an amount not to exceed the stated interest, when includible in income under its regular accounting method. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder's adjusted tax basis (as described below) in a note will be reduced by the amount of any amortized premium. U.S. Holders should consult their tax advisors regarding the tax consequences to them of amortizable premium and the desirability of making the election described above.

    SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF THE NOTES

    Unless a non-recognition provision applies, upon the sale, exchange, redemption or retirement of a note (other than a conversion into common shares), a U.S. Holder will recognize taxable gain or loss

                                       26





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equal to the difference between the amount realized on the sale, exchange, redemption or retirement and the holder's adjusted tax basis in the note. The adjusted tax basis in a note will generally equal its cost, decreased by any amortizable premium previously amortized by the U.S. Holder with respect to the note, and increased, if applicable, by any market discount previously included in income by the U.S. Holder. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest. Amounts attributable to accrued and unpaid interest are treated as interest, as described under ' -- Payments of Interest' above. Gain or loss realized on the sale, exchange, redemption or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or retirement the note has been held for more than one year, provided that any gain to the extent of accrued and unrecognized market discount will be treated as ordinary income, as described under ' -- Market Discount.' The deductibility of capital losses is subject to limitations.

    CONSTRUCTIVE DIVIDENDS ON THE NOTES

    If we were to make certain distributions of property to shareholders (for example, taxable distributions of cash or distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for our common shares) and the conversion price underlying the notes were reduced pursuant to the anti-dilution provisions of the indenture, such reduction would be deemed to be a distribution to U.S. Holders. In addition, other reductions in (or failures to adjust) the conversion price of the notes may, depending on the circumstances, be deemed to be distributions to U.S. Holders, taxable as a dividend to the extent of our current or accumulated earnings and profits, even though the U.S. Holder will not have received any cash or property as a result of the adjustment. In particular, any reduction in the conversion price of the notes to compensate holders of notes for taxable distributions of cash on any of our outstanding common shares will be treated as a deemed distribution to such holders in an amount equal to the value of the additional shares issuable upon conversion, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. In certain circumstances, the failure to make an adjustment of the conversion price under the indenture may result in a taxable distribution to holders of our common shares.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    Our failure to fulfill our obligation concerning registration of the notes, as described under 'Description of Notes -- Registration Rights,' will cause liquidated damages to accrue on the notes in the manner described therein. According to the applicable Treasury regulations, the possibility of a change in the interest rate on the notes will not affect the amount or timing of interest income recognized by a holder of a note if the likelihood of the change, as of the date the notes are issued, is remote. We intend to take the position, which is not binding on the Internal Revenue Service ('IRS'), that the possibility of payment of liquidated damages under the notes is remote and do not intend to treat that possibility as affecting the yield to maturity of the notes (for purposes of the original issue discount provisions of the Code). Accordingly, any liquidated damages payable to holders of the notes should be includible in gross income as interest income by a U.S. Holder at the time the payment is made or accrues in accordance with such U.S. Holder's regular method of tax accounting. In the event that the IRS were to successfully challenge our position, the amount or timing of interest income recognized by a holder of a note may have to be redetermined.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Unless you are an exempt recipient such as a corporation, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder may be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the

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U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

    As used herein, the term 'Non-U.S. Holder' means a beneficial owner that is, for U.S. federal income tax purposes:

     an individual who is classified as a nonresident alien;

     foreign corporation; or

     a foreign estate or trust.

    Special rules may apply to certain Non-U.S. Holders such as 'controlled foreign corporations,' 'passive foreign investment companies' and 'foreign personal holding companies.' Such entities should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

    PAYMENTS ON THE NOTES

    Subject to the discussion below concerning backup withholding, principal and interest payments (including liquidated damages, if any) will not be subject to U.S. federal withholding tax if:

     the certification requirements described below have been fulfilled with respect to the beneficial owner, and either:

         interest is U.S. trade or business income (as defined below); or

         each of the following two conditions has been satisfied:

            the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

            the holder is not a controlled foreign corporation (as defined in the Code) related, directly or indirectly, to us through stock ownership.

    CERTIFICATION REQUIREMENT

    Except as provided below with respect to U.S. trade or business income (as defined below), interest with respect to a note will not be exempt from withholding tax unless the beneficial owner of the note provides a properly-executed IRS Form W-8BEN and certifies on such form, under penalties of perjury, that it is not a U.S. person.

    If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, or, in the case of treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States, although exempt from the withholding tax as discussed in the preceding paragraphs, the income will be 'U.S. trade or business income' and will generally be taxed in the same manner as if the holder were a U.S. Holder (see ' -- Tax Consequences to U.S. Holders' above), except that the holder will be required to provide a properly-executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of corporations, the possible imposition of a branch profits tax at a 30% rate (or a lower applicable treaty rate).

    Payments of interest on the notes that do not meet the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met).

    SALE, EXCHANGE OR OTHER DISPOSITION OF THE NOTES OR COMMON SHARES

    Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on gain realized upon sale or other disposition of notes or common stock, unless:

     the note holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met;

     the gain is U.S. trade or business income; or we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter, and if we are or have been a U.S. real property holding corporation within that time, the note holder owns more than 5% of our common shares.

    We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

    CONVERSION INTO COMMON SHARES

    A Non-U.S. Holder's conversion of a note into common shares will not be a taxable event. However, a Non-U.S. Holder that receives cash in lieu of a fractional share upon conversion may have gain that is subject to the rules described under ' -- Sale, Exchange or Other Disposition of the Notes or Common Shares,' and a Non-U.S. Holder that receives common stock in respect of accrued and unpaid interest would be subject to the rules described under ' -- Payments on the Notes.'

    DIVIDENDS

    Dividends paid to a Non-U.S. Holder of common shares (and deemed dividends on the notes described above under ' -- Tax Consequences to U.S.
Holders -- Constructive Dividends on the Notes') generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. Non-U.S. Holders should note, as discussed above under ' -- Tax Consequences to U.S. Holders -- Constructive Dividends on the Notes,' that any reduction in the conversion price of the notes to compensate holders of notes for taxable distributions of cash on any of our outstanding common shares will be treated as a deemed distribution to such holders in an amount equal to the value of the additional shares issuable upon conversion, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits. Except as described below with respect to U.S. trade or business income, in order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

    The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are U.S. trade or business income. Instead, such dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. Holder. A Non-U.S. corporation receiving such dividends may also be subject to an additional 'branch profits tax' imposed at a rate of 30% (or a lower applicable treaty rate).

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Information returns will be filed with the IRS in connection with payments of interest on the notes and dividends on the common shares. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and common shares, and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments of interest on the notes or on dividends or the proceeds from a sale or other disposition of the notes or common shares. The certification procedures required to claim the exemption from U.S. federal withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES OR OUR COMMON SHARES IS GENERAL INFORMATION ONLY AND NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT THAT INVESTOR'S OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES AND, WHERE APPLICABLE, OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

                            SELLING SECURITY HOLDERS

    We originally sold the notes to Jefferies & Company, Inc. (which we refer to as the initial purchaser in this prospectus) in a private placement in April 2004. The notes were immediately resold by the initial purchaser in transactions exempt from registration under Rule 144A under the Securities Act. Selling security holders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common shares into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.

    The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of common shares issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling holders named in the table. We prepared this table based on the information supplied to us by the selling security holders named in the table and we have not sought to verify such information. This table only reflects information regarding selling security holders who have provided us with such information. We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information. Any such updating will be effected through an amendment to the registration statement of which this prospectus forms a part and not by means of a prospectus supplement, unless otherwise permited by the SEC.

    The number of common shares issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling security holder at an initial conversion rate of 14.5138 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The percentages of common shares beneficially owned and being offered are based on the number of our common shares that were outstanding as of August , 2004. Because the selling security holders may offer all or some portion of the notes or the common shares issuable upon conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling security holders will sell all of the notes and all of the common shares offered by this prospectus pursuant to this prospectus. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt form the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of August 9, 2004, we had $350,000,000 in principal amount of the notes and 70,900,502 common shares outstanding.

    Based on information provided by the selling security holders, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years except as described below:

                                                PRINCIPAL                           COMMON
                                                  AMOUNT                            SHARES
                                                 OF NOTES                        BENEFICIALLY     CONVERSION
                                               BENEFICIALLY    PERCENTAGE            OWNED          COMMON
                                                OWNED AND       OF NOTES          BEFORE THE        SHARES
NAME                                             OFFERED       OUTSTANDING        OFFERING(1)     OFFERED(2)
----                                             -------       -----------        -----------     ----------
GLG Market Neutral Fund......................    36,000,000       10.29%                 --         522,496
CALAMOS Convertible Fund-CALAMOS'r'
  Investment Trust...........................    14,000,000        4.00%                 --         203,193
Sunrise Partners Limited Partnership.........    12,450,000        3.56%                 --         180,696
Whitebox Convertible Arbitrage Partners,
  LP.........................................     9,600,000        2.74%                 --         139,332
The Northwestern Mutual Life Insurance
  Company -- General Account(3)..............     9,200,000        2.63%                 --         133,526
Franklin Convertible Securities Fund.........     7,500,000        2.14%                 --         108,853
FrontPoint Convertible Arbitrage Fund,
  L.P........................................     7,500,000        2.14%                 --         108,853
AG Offshore Convertibles, Ltd................     7,490,000        2.14%                 --         108,708
Nomura Securities International Inc..........     7,000,000        2.00%             68,900         101,596
Whitebox Diversified Convertible Arbitrage
  Partners LP................................     6,600,000        1.89%                 --          95,791
Lakeshore International, Ltd.................     6,000,000        1.71%                 --          87,082

                                                  (table continued on next page)

(table continued from previous page)

                                                PRINCIPAL                           COMMON
                                                  AMOUNT                            SHARES
                                                 OF NOTES                        BENEFICIALLY     CONVERSION
                                               BENEFICIALLY    PERCENTAGE            OWNED          COMMON
                                                OWNED AND       OF NOTES          BEFORE THE        SHARES
NAME                                             OFFERED       OUTSTANDING        OFFERING(1)     OFFERED(2)
----                                             -------       -----------        -----------     ----------
Nations Convertible Securities Fund..........     5,975,000        1.71%                 --          86,719
Beamtenversicherungskasse des Kantons
  Zuerich....................................     5,000,000        1.43%                 --          72,569
Royal Bank of Canada.........................     5,000,000        1.43%             15,106          72,569
Tribeca Investments L.T.D....................     5,000,000        1.43%                 --          72,569
State of Oregon/SAIF Corporation.............     4,950,000        1.41%                 --          71,843
Context Convertible Arbitrage Offshore,
  Ltd........................................     4,850,000        1.39%                 --          70,391
Massachusetts Mutual Life Insurance
  Company....................................     4,800,000        1.37%                 --          69,666
State of Oregon/Equity.......................     4,560,000        1.30%                 --          66,182
Nuveen Preferred & Convertible Fund JQC......     4,075,000        1.16%                 --          59,143
Argent Classic Convertible Arbitrage
  (Bermuda) Fund Ltd.........................     4,000,000        1.14%                 --          58,055
UBS O'Connor LLC f/b/o O'Connor Global
  Convertible Arbitrage Master Ltd...........     4,000,000        1.14%                 --          58,055
Mariner LDC..................................     3,500,000        1.00%                 --          50,798
Maystone Continuum Master Fund, Ltd..........     3,500,000        1.00%                 --          50,798
Boilermaker-Blacksmith Pension Trust.........     3,300,000       *                      --          47,895
AG Domestic Convertibles, L.P................     3,210,000       *                      --          46,589
Nuveen Preferred & Convertible Income Fund
  JPC........................................     3,100,000       *                      --          44,992
Argent LowLev Convertible Arbitrage Fund
  Ltd........................................     3,000,000       *                      --          43,541
Global Bermuda Limited Partnership...........     3,000,000       *                      --          43,541
Mill River Master Fund, L.P..................     3,000,000       *                      --          43,541
The Dow Chemical Company Employees'
  Retirement Plan............................     2,600,000       *                      --          37,735
MLQA Convertible Securities Arbitrage Ltd....     2,500,000       *                      --          36,284
Plexus Fund Ltd..............................     2,500,000       *                      --          36,284
C.M. Life Insurance Company..................     2,200,000       *                      --          31,930
Boilermakers Blacksmith Pension Trust........     2,175,000       *                      --          31,567
SPT..........................................     2,100,000       *                      --          30,478
Allstate Insurance Company...................     2,000,000       *                  36,500          29,027
NMIC Gartmore/CODA Convertible Portfolio.....     2,000,000       *                      --          29,027
Bancroft Convertible Fund, Inc...............     2,000,000       *                      --          29,027
Ellsworth Convertible Growth and Income Fund,
  Inc........................................     2,000,000       *                      --          29,027
Peoples Benefit Life Insurance Company
  TEAMSTERS..................................     2,000,000       *                      --          29,027
S.A.C. Capital Associates, LLC...............     2,000,000       *                   2,600          29,027
St. Albans Partners Ltd......................     2,000,000       *                      --          29,027
Context Convertible Arbitrage Fund, L.P......     1,825,000       *                      --          26,487
Jefferies Umbrella Fund Global Convertible
  Bonds......................................     1,800,000       *                      --          26,124
Jefferies & Company, Inc.....................     1,780,000       *                 402,300(4)       25,834
Arkansas PERS................................     1,775,000       *                      --          25,761
Victus Capital, LP...........................     1,600,000       *                      --          23,222
CooperNeff Convertible Strategies (Cayman)
  Master Fund, LP............................     1,552,000       *                      --          22,525
Fore Convertible Master Fund, Ltd............     1,545,000       *                      --          22,423
Barnet Partners, Ltd.........................     1,500,000       *                      --          21,770
DuckBill & Co................................     1,500,000       *                      --          21,770
BNP Paribas Equity Strategies, SNC...........     1,472,000       *                   7,215          21,364

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                                       31

(table continued from previous page)

                                                PRINCIPAL                           COMMON
                                                  AMOUNT                            SHARES
                                                 OF NOTES                        BENEFICIALLY     CONVERSION
                                               BENEFICIALLY    PERCENTAGE            OWNED          COMMON
                                                OWNED AND       OF NOTES          BEFORE THE        SHARES
NAME                                             OFFERED       OUTSTANDING        OFFERING(1)     OFFERED(2)
----                                             -------       -----------        -----------     ----------
Union Carbide Retirement Account.............     1,400,000       *                      --          20,319
Delta Airlines Master Trust..................     1,375,000       *                      --          19,956
KBC Financial Products USA Inc...............     1,167,000       *                      --          16,937
Lyxor/Context Fund LTD.......................     1,150,000       *                      --          16,690
Universal Investment Gesellschaft MBH, ref.
  Aventis....................................     1,100,000       *                      --          15,965
Delaware PERS................................     1,025,000       *                      --          14,876
Mellon HBV Master Convertible Arbitrage Fund
  LP.........................................     1,020,000       *                      --          14,804
Barclays Global Investors Ltd................     1,000,000       *                      --          14,513
CNH CA Master Account, L.P...................     1,000,000       *                      --          14,513
Coastal Convertibles Ltd.....................     1,000,000       *                      --          14,513
DKR SoundShore Opportunity Holding Fund
  Ltd........................................     1,000,000       *                      --          14,513
MassMutual Corporate Investors...............     1,000,000       *                      --          14,513
Retail Clerks Pension Trust #2...............     1,000,000       *                      --          14,513
Xavex Convertible Arbitrage 10 Fund..........     1,000,000       *                      --          14,513
CODA Capital Management, LLC.................       970,000       *                      --          14,078
TQA Master Plus Fund, Ltd....................       958,000       *                      --          13,904
Dorinco Reinsurance Company..................       950,000       *                      --          13,788
Bernische Lehrerversicherungskasse...........       900,000       *                      --          13,062
Silvercreek Limited Partnership..............       840,000       *                      --          12,191
Argent Classic Convertible Arbitrage Fund
  L.P........................................       810,000       *                      --          11,756
Century National Ins. Co. Investment Grade...       750,000       *                      --          10,885
Port Authority of Allegheny County Retirement
  and Disability Allowance Plan for the
  Employees Represented by Local 85 of the
  Amalgamated Transit Union..................       730,000       *                      --          10,595
Gartmore Convertible Fund....................       700,000       *                      --          10,159
Xavex -- Convertible Arbitrage 7 Fund c/o TQA
  Investors, LLC.............................       680,000       *                      --           9,869
Royal Bank of Canada (Norshield).............       650,000       *                      --           9,433
Mellon HBV Master Multi-Strategy Fund LP.....       640,000       *                      --           9,288
TQA Master Fund, Ltd.........................       613,000       *                      --           8,896
WPG Convertible Arbitrage Overseas Master
  Fund.......................................       580,000       *                      --           8,418
Delta Airlines Master Trust..................       550,000       *                      --           7,982
Man Mac 1 Ltd.(5)............................       530,000       *                      --           7,692
Astrazeneca Holdings Pension.................       525,000       *                      --           7,619
DLB High Yield Fund..........................       500,000       *                      --           7,256
MassMutual Participation Investors...........       500,000       *                      --           7,256
Millenco, L.P................................       500,000       *                  43,000           7,256
Yield Strategies Fund I, L.P.................       500,000       *                      --           7,256
Yield Strategies Fund II, L.P................       500,000       *                      --           7,256
Duke Endowment...............................       475,000       *                      --           6,894
Silvercreek II Limited.......................       465,000       *                      --           6,748
CODA-KHPE Convertible Portfolio..............       450,000       *                      --           6,531
Delta Pilots Disability and Survivorship
  Trust......................................       450,000       *                      --           6,531
Alexian Brothers Medical Center..............       425,000       *                      --           6,168
Louisiana Workers' Compensation
  Corporation................................       425,000       *                      --           6,168
Singlehedge US Convertible Arbitrage Fund....       412,000       *                      --           5,979
Genesee County Employees' Retirement
  System.....................................       400,000       *                      --           5,805

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                                       32

(table continued from previous page)

                                                PRINCIPAL                           COMMON
                                                  AMOUNT                            SHARES
                                                 OF NOTES                        BENEFICIALLY     CONVERSION
                                               BENEFICIALLY    PERCENTAGE            OWNED          COMMON
                                                OWNED AND       OF NOTES          BEFORE THE        SHARES
NAME                                             OFFERED       OUTSTANDING        OFFERING(1)     OFFERED(2)
----                                             -------       -----------        -----------     ----------
NORCAL Mutual Insurance Company..............       400,000       *                      --           5,805
Univar USA Inc. Retirement Account...........       400,000       *                      --           5,805
Vicis Capital Master Fund....................       400,000       *                      --           5,805
ICI American Holdings Trust..................       385,000       *                      --           5,587
Macomb County Employees' Retirement System...       360,000       *                      --           5,224
US Bank FBO Benedictine Health Systems.......       350,000       *                      --           5,079
National Bank of Canada......................       350,000       *                      --           5,079
American Fidelity Assurance Company..........       320,000       *                      --           4,644
Aventis Pension Master Trust.................       310,000       *                      --           4,499
Syngenta AG..................................       300,000       *                      --           4,354
Sturgeon Limited.............................       300,000       *                      --           4,354
The Northwestern Mutual Life Insurance
  Company -- Group Annuity Separate
  Account(6).................................       300,000       *                      --           4,354
Guggenheim Portfolio Company VIII (Cayman)
  Ltd........................................       270,000       *                      --           3,918
Lyxor/Convertible Arbitrage Fund Limited.....       264,000       *                      --           3,831
Gemini Sammlerstiftung zur Foerderung der
  Personalvorsorge...........................       250,000       *                      --           3,628
Sage Capital Management, LLC.................       250,000       *                      --           3,628
Jackson County Employees' Retirement
  System.....................................       235,000       *                      --           3,410
Personalfuersorgestiftung der
  Gebaeudeversicherung des Kantons Bern......       230,000       *                      --           3,338
C & H Sugar Company Inc......................       220,000       *                      --           3,193
Aloha Airlines Non-Pilots Pension Trust......       200,000       *                      --           2,902
Hawaiian Airlines Pilots Retirement Plan.....       200,000       *                      --           2,902
Louisiana CCRF...............................       200,000       *                      --           2,902
Mint Master Fund Ltd.........................       200,000       *                      --           2,902
R&C Alternative Assets-Conv Arb..............       200,000       *                      --           2,902
Newport Alternative Income Fund..............       195,000       *                      --           2,830
Argent Classic Convertible Arbitrage Fund II,
  L.P........................................       190,000       *                      --           2,757
Personalvorsorge der PV Promea...............       190,000       *                      --           2,757
Univest Convertible Arbitrage Fund II LTD
  (Norshield)................................       175,000       *                      --           2,539
CEMEX Pension Plan...........................       160,000       *                      --           2,322
Knoxville Utilities Board Retirement
  System.....................................       160,000       *                      --           2,322
Fore Plan Asset Fund, Ltd....................       155,000       *                      --           2,249
Prisma Foundation............................       150,000       *                      --           2,177
Univest Multistrategy-Conv Arb...............       150,000       *                      --           2,177
Mellon HBV Master Leveraged Multi-Strategy
  Fund LP....................................       140,000       *                      --           2,031
The Fondren Foundation.......................       140,000       *                      --           2,031
Zurich Institutional Benchmarks Master Fund,
  Ltd.
  c/o TQA Investors, LLC.....................       129,000       *                      --           1,872
Pensionkasse der EMS-Dottikon AG.............       120,000       *                      --           1,741
Pensionkasse Vantico.........................       120,000       *                      --           1,741
Froley Revy Investment Convertible Security
  Fund.......................................       115,000       *                      --           1,669
Kettering Medical Center Funded Depreciation
  Account....................................       110,000       *                      --           1,596
Aloha Pilots Retirement Trust................       100,000       *                      --           1,451

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                                       33

(table continued from previous page)

                                                PRINCIPAL                           COMMON
                                                  AMOUNT                            SHARES
                                                 OF NOTES                        BENEFICIALLY     CONVERSION
                                               BENEFICIALLY    PERCENTAGE            OWNED          COMMON
                                                OWNED AND       OF NOTES          BEFORE THE        SHARES
NAME                                             OFFERED       OUTSTANDING        OFFERING(1)     OFFERED(2)
----                                             -------       -----------        -----------     ----------
Prudential Insurance Co of America...........       100,000       *                      --           1,451
LW Paxson CRUT Convertible Portfolio.........       100,000       *                                   1,451
Van Eck WW Absolute RTN Fund.................       100,000       *                      --           1,451
The Cockrell Foundation......................        85,000       *                      --           1,233
Pensionkasse der EMS-Chemie AG...............        80,000       *                      --           1,161
Pensionkasse der Rockwell Automation AG......        80,000       *                      --           1,161
Pensionkasse Pluess-Staufer AG...............        70,000       *                      --           1,015
Richard Mueller..............................        70,000       *                      --           1,015
WPG MSA Convertible Arbitrage Fund...........        70,000       *                      --           1,015
Greek Catholic Union of the USA..............        65,000       *                      --             943
Hawaiian Airlines Employees Pension
  Plan-IAM...................................        65,000       *                      --             943
LDG Limited..................................        63,000       *                      --             914
Pensionkasse der Antalis AG..................        60,000       *                      --             870
Sphinx Fund c/o TQA Investors, LLC...........        53,000       *                      --             769
James Mellor Trust...........................        50,000       *                      --             725
OCLC Online Computer Library Center Inc......        50,000       *                      --             725
Convertible Securities Fund..................        25,000       *                      --             362
Lexington Vantage Fund c/o TQA Investors,
  LLC........................................        14,000       *                      --             203
Hawaiian Airlines Pension Plan for Salaried
  Employee's.................................        10,000       *                      --             145
MSS Convertible Arbitrage I c/o TWA
  Investors, LLC.............................         4,000       *                      --              58
Additional Selling Security Holders that may
  be identified in a supplement hereto.......    60,194,000                                         873,644

---------
  *  Less than one percent.

(1) Figures in this column do not include the common shares issuable upon conversion of the notes listed in the column to the right.

(2) Figures in this column represent the number of common shares issuable upon conversion of all of the notes owned by the security holders based on the initial conversion rate of
     14.5138 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under 'Description of Notes -- Conversion.' Accordingly, the number of our common shares to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(3) Northwestern Investment Management Company, LLC, a wholly owned company of the selling security holder, is the investment advisor for the selling security holder with respect to the securities being registered for the selling security holder. Northwestern Investment Management Company, LLC may therefore be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to these securities.

     Mason Street Advisors, LLC, a wholly owned subsidiary of the selling security holder, is an investment advisor to the selling security holder's affiliated entities, and therefore may be deemed to be the indirect beneficial owner with shared voting power/investment power of the common shares currently held by: (1) Mason Street Funds, Inc. (11,400 shares/Index 400 Stock Fund) and (2) Northwestern Mutual Series Fund, Inc. (24,100 shares/Index 400 Stock Portfolio). These shares are not included in the table.

(4) Includes 400,000 common shares issuable upon exercise of currently exercisable warrants to purchase common shares.

(5) The selling security holder is controlled by Man-Diversified Fund II Ltd. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(6) Northwestern Investment Management Company, LLC, a wholly owned company of the selling security holder, is the investment advisor for the selling security holder for its Group Annuity Separate Account with respect to these securities. Northwestern Investment Management Company, LLC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities.

                              PLAN OF DISTRIBUTION

    The selling security holders, which term includes all transferees, pledges, donees or their successors, may from time to time sell the notes and the common shares into which the notes are convertible covered by this prospectus, which we collectively refer to in this section as the securities, directly to purchasers or offer the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

    The securities may be sold in one or more transactions:

     at fixed prices;

     at prevailing market prices at the time of sale;

     at varying prices determined at the time of sale; or

     at negotiated prices.

    The sales may be effected in transactions that may involve crosses or block transactions, in the following manner:

     on any national securities exchange or quotations service on which the securities may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of our common shares;

     in the over-the-counter-market;

     in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

     through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

    In connection with the sale of the securities, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging position they assume. The selling security holders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities or broker-dealer that in turn may sell these securites.

    Our outstanding common shares are listed for trading on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol 'LUK.' We do not intend to list the notes on any securities exchange. We cannot assure you as to the liquidity of any trading market for the notes that may develop.

    In order to comply with the securites laws of some jurisidicitons, if applicable, the holders of securities may offer and sell those securites in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

    The selling security holders, and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be 'underwriters' within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. The selling security holders have acknowledged that they understand their obligaitons to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

    If required, at the time of a particular offering of securities by a selling security holder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

    We entered into a registration rights agreement for the benefit of holders of the securities to register their securities under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provided for cross indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities, including liabilities under the Securities Act. In the event the selling security holders sell their securities through any underwriter, the registration rights agreement provides for indemnification by us of those underwriters and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those securities. Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the securities, except that selling security holders will pay all broker's commissions and, in connection with any underwritten offering, underwriting discounts and commissions.

                                 LEGAL MATTERS

    Weil, Gotshal & Manges LLP has passed upon the validity of the notes and the common shares issuable upon conversion of the notes on behalf of us. Members of Weil, Gotshal & Manges LLP beneficially own, in the aggregate, approximately 108,000 common shares, representing less than .1% of the outstanding common shares.

                           INCORPORATION BY REFERENCE

    The Commission allows us to 'incorporate by reference' information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the Commission may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us until the exchange offer is complete:

     our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended on Form 10-K/A;

     our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

     our Current Reports on Form 8-K filed with the Commission on March 15, 2004, March 22, 2004, March 26, 2004, April 22, 2004, May 7, 2004 and
     August 6, 2004; and

     all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all notes have been sold.

    You may also request a copy of these filings, at no cost, by writing or telephoning us at the following:

       Leucadia National Corporation
       315 Park Avenue South
       New York, New York 10010
       Attention: Corporate Secretary
       Telephone: (212) 460-1900

    In order to obtain timely delivery, holders must request the information no later than five business days before the expiration date of the exchange offer.

                                    EXPERTS

    The financial statements of Leucadia National Corporation incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part to our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, except as they relate to WilTel Communications Group, Inc. for the period from January 1, 2003 through November 5, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, and, insofar as they relate to WilTel Communications Group, Inc., in reliance upon the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firms as experts in accounting and auditing.

    The financial statements of Olympus Re Holdings, Ltd. incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part to our Form 10-K, as amended, for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    The financial statements of Berkadia LLC and The FINOVA Group Inc. appearing in Leucadia's Annual Report on Form 10-K and Form 10-K/A, respectively, for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Jefferies Partners Opportunities Fund II, LLC as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003, appearing in the December 31, 2003 Annual Report on Form 10-K of Leucadia, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of WilTel as of November 5, 2003 and December 31, 2002 (Successor Company), and for the periods from January 1, 2003 through November 5, 2003, and November 1, 2002 through December 31, 2002 (Successor Company) and the period January 1, 2002 through October 31, 2002, and for the year ended December 31, 2001 (Predecessor Company), have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of EagleRock Capital Partners (QP), LP as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and for the period from January 1, 2002 (commencement of operations) to December 31, 2002 and the financial statements of EagleRock Master Fund as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and for the period from May 1, 2002 (commencement of operations) to December 31, 2002, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the registrant in connection with the resales of the securities to be registered, other than underwriting commissions. All amounts shown are estimates except the SEC registration statement filing fee. The selling security holders will pay none of the expenses listed below:

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration statement filing fee.......................   $ 44,345
Printing fees and expenses..................................     20,000
Legal fees and expenses.....................................     70,000
Accounting fees and expenses................................     50,000
Other.......................................................     15,655
                                                               -------
        Total...............................................   $200,000
                                                               -------
                                                               -------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The registrant is a New York corporation. Sections 722 through 725 of the New York Business Corporation Law (the 'Business Corporation Law') provide that a corporation may indemnify, with certain limitations and exceptions, a director or officer as follows: (1) in a derivative action, against his reasonable expenses, including attorneys' fees but excluding certain settlement costs, actually and necessarily incurred by him in connection with the defense thereof, or an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in (or in the case of service for another corporation, not opposed to) the best interests of the corporation; and
(2) in a civil or criminal non-derivative action or proceeding including a derivative action by another corporation, partnership or other enterprise in which any director or officer of the indemnifying corporation served in any capacity at the indemnifying corporation's request, against judgments, fines, settlement payments and reasonable expenses, including attorneys' fees, incurred as a result thereof, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in (or, in the case of service for any other corporation, not opposed to) the best interests of the corporation and, in criminal actions and proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Such indemnification is a matter of right where the director or officer has been successful on the merits or otherwise, and otherwise may be granted upon corporate authorization or court award as provided in the statute.

    Section 721 of the Business Corporation Law provides that indemnification arrangements can be established for directors and officers, by contrast, by-law, charter provision, action of shareholders or board of directors, on terms other than those specifically provided by Article 7 of the Business Corporation Law, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Article V of the Company's By-Laws provides for the indemnification, to the full extent authorized by law, of any person made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company.

    Section 726 of the Business Corporation Law provides that a corporation may obtain insurance to indemnify itself and its directors and officers. The Company maintains an insurance policy providing both directors and officers liability coverage and corporate reimbursement coverage.

    Article Sixth of the Company's Certificate of Incorporation contains a charter provision eliminating or limiting director liability for monetary damages arising from breaches of fiduciary duty, subject only to certain limitations imposed by statute.

ITEM 16. EXHIBITS.

    (a)

EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------
   4.1  --Specimen Common Share certificate.

   4.2 --Indenture, dated as of April 29, 2004 between Registrant and HSBC Bank USA with respect to Registrant's 3 3/4%
          Convertible Senior Subordinated Notes due 2014.

   4.3  --Registration Rights Agreement, dated as of April 29,
          2004, between Registrant and Jefferies & Company, Inc., with respect to Registrant's 3 3/4% Convertible Senior
          Subordinated Notes due 2014.

   4.4  --Form of 3 3/4% Convertible Senior Subordinated Note
          (included in Exhibit 4.2).

   5.1  --Opinion of Weil, Gotshal & Manges LLP.

  12.1  --Computation of Ratio of Earnings to Fixed Charges.

  23.1 --Consent of PricewaterhouseCoopers LLP, independent registered public accountants of the Registrant.

  23.2 --Consent of PricewaterhouseCoopers, independent auditors of Olympus Re Holdings, Ltd.

  23.3  --Consent of Ernst & Young LLP, independent auditors of
          Berkadia LLC.

  23.4 --Consent of Ernst & Young LLP, independent registered public accountants of WilTel Communications Group, Inc.

  23.5  --Consent of Ernst & Young LLP, independent auditors of The
          FINOVA Group Inc.

  23.6 --Consent of KPMG LLP, independent registered public accountants of Jefferies Partners Opportunity Fund II,
          LLC.

  23.7 --Consent of BDO Seidman, LLP, independent registered public accountants of EagleRock Capital Partners (QP), LP and EagleRock Master Fund.

  23.8  --Consent of Weil, Gotshal & Manges LLP (included in
          Exhibit 5.1).

  24.1  --Power of Attorney (contained on signature page).

  25.1  --Form T-1 statement of eligibility under the Trust
          Indenture Act of 1939 of HSBC Bank USA, as trustee.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement;

           c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the

Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

        2. For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ('Act') in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of August, 2004.

                                  LEUCADIA NATIONAL CORPORATION

                                  By:        /s/ JOSEPH A. ORLANDO
                                     ..........................................
                                                 JOSEPH A. ORLANDO
                                     VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Orlando and Barbara L. Lowenthal, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons on behalf of Leucadia National Corporation and in the capacities and on the dates indicated.


                  NAME                                TITLE                           DATE
                  ----                                -----                           ----
            /s/ IAN M. CUMMING              Chairman of the Board                     August 10, 2004
..........................................     (Principal Executive Officer)
             (IAN M. CUMMING)

         /s/ JOSEPH S. STEINBERG            President and Director                    August 10, 2004
 .........................................    (Principal Executive Officer)
          (JOSEPH S. STEINBERG)

          /s/ JOSEPH A. ORLANDO             Vice President and Chief Financial        August 10, 2004
 .........................................    Officer
           (JOSEPH A. ORLANDO)                (Principal Financial Officer)

         /s/ BARBARA L. LOWENTHAL           Vice President and Comptroller            August 10, 2004
 .........................................    (Principal Accounting Officer)
          (BARBARA L. LOWENTHAL)

            /s/ PAUL M. DOUGAN              Director                                  August 10, 2004
 .........................................
             (PAUL M. DOUGAN)

        /s/ LAWRENCE D. GLAUBINGER          Director                                  August 10, 2004
 .........................................
         (LAWRENCE D. GLAUBINGER)

         /s/ ALAN J. HIRSCHFIELD            Director                                  August 10, 2004
 .........................................
          (ALAN J. HIRSCHFIELD)



                  NAME                                TITLE                           DATE
                  ----                                -----                           ----
           /s/ JAMES E. JORDAN              Director                                  August 10, 2004
...........................................
            (JAMES E. JORDAN)

           /s/ JEFFREY C. KEIL              Director                                  August 10, 2004
 .........................................
            (JEFFREY C. KEIL)

       /s/ JESSE CLYDE NICHOLS, III         Director                                  August 10, 2004
 .........................................
        (JESSE CLYDE NICHOLS, III)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            DESCRIPTION
 ------                            -----------
      4.1  --Specimen Common Share certificate.
      4.2  --Indenture, dated as of April 29, 2004 between Registrant and HSBC Bank USA with respect to Registrant's 3 3/4%
             Convertible Senior Subordinated Notes due 2014.
      4.3  --Registration Rights Agreement, dated as of April 29,
             2004, between Registrant and Jefferies & Company, Inc.,
             with respect to Registrant's 3 3/4% Convertible Senior
             Subordinated Notes due 2014.
      4.4  --Form of 3 3/4% Convertible Senior Subordinated Note
             (included in Exhibit 4.2).
      5.1  --Opinion of Weil, Gotshal & Manges LLP.
     12.1  --Computation of Ratio of Earnings to Fixed Charges.
     23.1  --Consent of PricewaterhouseCoopers LLP, independent registered public accountants of the Registrant.
     23.2  --Consent of PricewaterhouseCoopers, independent auditors of Olympus Re Holdings, Ltd.
     23.3  --Consent of Ernst & Young LLP, independent auditors of
             Berkadia LLC.
     23.4  --Consent of Ernst & Young LLP, independent registered public accountants of WilTel Communications Group, Inc.
     23.5  --Consent of Ernst & Young LLP, independent auditors of The
             FINOVA Group Inc.
     23.6  --Consent of KPMG LLP, independent registered public accountants of Jefferies Partners Opportunity Fund II,
             LLC.
     23.7  --Consent of BDO Seidman, LLP, independent registered public accountants of EagleRock Capital Partners (QP), LP
             and EagleRock Master Fund.
     23.8  --Consent of Weil, Gotshal & Manges LLP (included in
             Exhibit 5.1).
     24.1  --Power of Attorney (contained on signature page).
     25.1  --Form T-1 statement of eligibility under the Trust
             Indenture Act of 1939 of HSBC Bank USA, as trustee.

                           STATEMENT OF DIFFERENCES


The section symbol shall be expressed as.................................. 'SS'
The registered trademark symbol shall be expressed as.....................  'r'
The service mark symbol shall be expressed as............................. 'sm'